EX-10.K
                            STOCK PURCHASE AGREEMENT



ANNEX A
- ------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                      ROLLINS ENVIRONMENTAL SERVICES, INC.

                                       AND

                                  LAIDLAW INC.,

                                       AND

                          LAIDLAW TRANSPORTATION, INC.

                                   DATED AS OF
                                FEBRUARY 6, 1997

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
                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                    ARTICLE I

DEFINITIONS AND INTERPRETATION......................................       A-1
   1.1     Definitions..............................................       A-1
   1.2     Interpretation...........................................       A-8

                                   ARTICLE II

THE ACQUISITION.....................................................       A-8
   2.1     Sale and Purchase of Shares..............................       A-8
   2.2     Consideration for Chem-Waste Shares and
             Chem-Waste Intercompany Indebtedness...................       A-8
   2.3     Total Consideration Allocation...........................       A-9
   2.4     Cash Management Cut-Off..................................       A-9
   2.5     Recurring Charges........................................       A-9

                                   ARTICLE III

THE CLOSING AND RELATED MATTERS.....................................       A-9
   3.1     The Closing..............................................       A-9
   3.2     Actions in Contemplation of Closing......................       A-9
   3.3     Other Actions at the Closing.............................      A-10

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER............................      A-10
   4.1     Organization of Seller and Laidlaw.......................      A-10
   4.2     Authority Relative to this Agreement.....................      A-10
   4.3     Status of Chem-Waste Shares..............................      A-11
   4.4     No Violations............................................      A-11
   4.5     Consents and Approvals...................................      A-11
   4.6     Acquired Subsidiaries....................................      A-11
   4.7     No Other Subsidiaries....................................      A-12
   4.8     Conduct of Hazardous and Industrial
             Waste Business.........................................      A-12
   4.9     SEC Filings..............................................      A-12
   4.10    Seller Financial Statements..............................      A-12
   4.11    Absence of Certain Changes...............................      A-13
   4.12    No Undisclosed Liabilities...............................      A-13
   4.13    Acquired Subsidiary Properties...........................      A-13
   4.14    Taxes and Tax Returns....................................      A-13
   4.15    Litigation...............................................      A-13
   4.16    Environmental Matters....................................      A-14
   4.17    Governmental Licenses and Permits;
             Compliance with Laws...................................      A-15
   4.18    Labor Matters............................................      A-15
   4.19    Employee Benefit Plans...................................      A-16
   4.20    Brokers..................................................      A-17
   4.21    Material Contracts.......................................      A-17
   4.22    Bank Accounts............................................      A-18
   4.23    Officers and Directors...................................      A-18
   4.24    Condition and Sufficiency of Assets......................      A-18
   4.25    Affiliate Transactions...................................      A-18



                                       i
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                                                                        PAGE
                                                                        ----
                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................      A-19
   5.1     Organization of Purchaser Parties........................      A-19
   5.2     Authority Relative to this Agreement.....................      A-19
   5.3     Status of Purchaser Common Shares........................      A-19
   5.4     No Violations............................................      A-19
   5.5     Consents and Approvals...................................      A-20
   5.6     Purchaser Capitalization.................................      A-20
   5.7     Purchaser Subsidiaries...................................      A-20
   5.8     Conduct of Hazardous and Industrial Waste Business.......      A-21
   5.9     SEC Filings..............................................      A-21
   5.10    Purchaser Financial Statements...........................      A-21
   5.11    Absence of Certain Changes...............................      A-21
   5.12    No Undisclosed Liabilities...............................      A-21
   5.13    Purchaser Properties.....................................      A-21
   5.14    Taxes and Tax Returns....................................      A-21
   5.15    Litigation...............................................      A-22
   5.16    Environmental Matters....................................      A-22
   5.17    Governmental Licenses and Permits; Compliance with Laws..      A-24
   5.18    Labor Matters............................................      A-24
   5.19    Employee Benefit Plans...................................      A-24
   5.20    Financing................................................      A-25
   5.21    Brokers..................................................      A-25
   5.22    Material Contracts.......................................      A-26
   5.23    Bank Accounts............................................      A-26
   5.24    Officers and Directors...................................      A-26
   5.25    Affiliate Transactions...................................      A-27
   5.26    Condition and Sufficiency of Assets......................      A-27

                                   ARTICLE VI

SELLER AND LAIDLAW COVENANTS PENDING CLOSING........................      A-27
   6.1     Conduct of Business......................................      A-27
   6.2     Forbearance by the Acquired Subsidiaries.................      A-27
   6.3     Access and Information...................................      A-28
   6.4     Supplemental Information.................................      A-29
   6.5     Confidentiality..........................................      A-29
   6.6     Consummation of Acquisition..............................      A-29
   6.7     Access for Environmental Report..........................      A-29
   6.8     Acquisitions of Purchaser Common Stock...................      A-29
   6.9     Competition..............................................      A-29

                                   ARTICLE VII

PURCHASER COVENANTS PENDING CLOSING.................................      A-30
   7.1     Conduct of Business......................................      A-30
   7.2     Forbearance by Purchaser and its Subsidiaries............      A-30
   7.3     Access and Information...................................      A-31
   7.4     Supplemental Information.................................      A-31
   7.5     Purchaser Stockholders' Meeting and Restated and
             Amended Certificate of Incorporation...................      A-32
   7.6     Confidentiality..........................................      A-32
   7.7     Consummation of Acquisitions.............................      A-32
   7.8     Letter from Stockholders.................................      A-32
   7.9     Access for Environmental Report..........................      A-32



                                       ii
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                                                                         PAGE
                                                                         ----
                                  ARTICLE VIII

MUTUAL CONDITIONS...................................................      A-33
   8.1     No Adverse Proceedings...................................      A-33
   8.2     HSR Waiting Period.......................................      A-33
   8.3     Purchaser Stockholder Approval...........................      A-33
   8.4     Competition Act Matters..................................      A-33
   8.5     Westinghouse Debt Retirement.............................      A-33
   8.6     Reorganization...........................................      A-33

                                   ARTICLE IX

CONDITIONS TO OBLIGATIONS OF PURCHASER..............................      A-34
   9.1     Representations True at Closing..........................      A-34
   9.2     No Adverse Changes.......................................      A-34
   9.3     Investment Canada Act....................................      A-34
   9.4     Competition Act Matters..................................      A-34
   9.5     Acquisition Financing....................................      A-34
   9.6     Opinion of Financial Advisor.............................      A-34

                                    ARTICLE X

CONDITIONS TO SELLER'S AND LAIDLAW'S OBLIGATIONS....................      A-34
  10.1     Representations True at Closing..........................      A-34
  10.2     No Adverse Changes.......................................      A-35
  10.3     Investment Canada Act....................................      A-35
  10.4     Competition Act Matters..................................      A-35
  10.5     Waiver of Rights Plan....................................      A-35
  10.6     Acquisition Financing....................................      A-35

                                   ARTICLE XI

ADDITIONAL AGREEMENTS...............................................      A-35
  11.1     HSR Act Filings..........................................      A-35
  11.2     Competition Act Filings..................................      A-35
  11.3     Investment Canada Act Filings............................      A-35
  11.4     Other Consents and Approvals.............................      A-36
  11.5     Publicity................................................      A-36
  11.6     Expenses.................................................      A-36
  11.7     Securities Law Matters...................................      A-36
  11.8     Rule 144 Reports.........................................      A-37
  11.9     Seller Board Representation..............................      A-37
  11.10    Seller Guaranties........................................      A-37
  11.11    Guarantees of Performance of Retained Subsidiaries.......      A-38
  11.12    Pinewood Security........................................      A-38
  11.13    Employees................................................      A-39
  11.14    Purchaser Stock Option Plan..............................      A-39
  11.15    Affiliate Transactions and Business Combination..........      A-39
  11.16    Directors and Officers...................................      A-39

                                   ARTICLE XII

TAX MATTERS.........................................................      A-40
  12.1     Future Tax Returns.......................................      A-40
  12.2     Tax Covenants............................................      A-40
  12.3     Other Tax Matters, Post-Closing Cooperation..............      A-41
  12.4     Tax Controversies........................................      A-42



                                      iii
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                                                                         PAGE
                                                                         ----
                                  ARTICLE XIII

NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............      A-43
  13.1     Nature of Statements.....................................      A-43
  13.2     Survival of Representations, Warranties and Covenants....      A-43

                                   ARTICLE XIV
INDEMNIFICATION.....................................................      A-43
  14.1     Indemnification by Laidlaw and Seller....................      A-43
  14.2     Indemnification by Purchaser.............................      A-44
  14.3     Third Party Claim........................................      A-44
  14.4     Claims Between the Parties...............................      A-45

                                   ARTICLE XV

AMENDMENT AND TERMINATION...........................................      A-46
  15.1     Amendment................................................      A-46
  15.2     Waiver...................................................      A-46
  15.3     Termination..............................................      A-46
  15.4     Consequences of Termination..............................      A-46

                                   ARTICLE XVI

GENERAL PROVISIONS..................................................      A-47
  16.1     Non-Business Days........................................      A-47
  16.2     Notices..................................................      A-47
  16.3     Entire Agreement.........................................      A-47
  16.4     Assignment; Binding Effect...............................      A-47
  16.5     Counterparts.............................................      A-47
  16.6     Governing Law; Jurisdiction..............................      A-47
  16.7     Severability of Provisions...............................      A-47
  16.8     Specific Performance.....................................      A-47
  16.9     Joint Drafting...........................................      A-48
  16.10    Captions.................................................      A-48
  16.11    No Third-Party Beneficiaries.............................      A-48

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), is made as of February 6, 1997, among Rollins Environmental Services, Inc., a Delaware corporation ("Purchaser"), Laidlaw Inc., a Canadian corporation ("Laidlaw") and Laidlaw Transportation, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Laidlaw ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller, exclusively through Laidlaw Chem-Waste, Inc., a Delaware corporation and a wholly owned subsidiary of Seller ("Chem-Waste") and Chem-Waste's direct and indirect subsidiaries, is engaged in the Hazardous and Industrial Waste Business in the United States and Canada; and

     WHEREAS, Seller wishes to sell all of its United States and Canadian Hazardous and Industrial Waste Business; and

     WHEREAS, Purchaser, through the acquisition of all of the issued and outstanding capital stock of Chem-Waste, wishes to purchase all of the United States and Canadian Hazardous and Industrial Waste Business of Seller;

     NOW, THEREFORE, Purchaser, Seller and Laidlaw (collectively, the "Parties") agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

     1.1 Definitions.  In this Agreement:

          "Acquired Canadian Subsidiaries" means those Acquired Subsidiaries which are incorporated under the laws of Canada or a Canadian province.

          "Acquired Subsidiaries" means (i) Chem-Waste and (ii) the direct and indirect wholly owned Subsidiaries of Chem-Waste listed and identified on the attached Schedule I, collectively.

          "Acquired U.S. Subsidiaries" means those Acquired Subsidiaries which are incorporated under the laws of a state of the United States.

          "Acquisition" means the acquisition of the Chem-Waste Shares and the Chem-Waste Intercompany Indebtedness.

          "Additional Purchaser Common Shares" means shares of Purchaser Common Stock which may be issued after the Closing pursuant to the terms of the Purchaser Convertible Debenture.

          "Advance Ruling Certificate" means an advance ruling certificate issued by the Competition Act Director under Section 102 of the Competition Act.

          "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, with the terms "control" and "controlled" meaning for purposes of this definition the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

          "Ancillary Agreements" means, collectively, the Registration Rights Agreement and the Purchaser Convertible Debenture.

          "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

          "Bond Indebtedness" has the meaning specified in Section 2.2.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in Toronto, Ontario or New York, New York are authorized or obligated to close.

          "Chem-Waste Group Financial Statements" means all financial statements of the Acquired Subsidiaries delivered to Purchaser under Section 4.10.

          "Chem-Waste Group Taxes" means any and all Taxes incurred or imposed on the Seller Group arising in a Pre-Closing Tax Period including Seller's post-closing Taxes.

          "Chem-Waste Intercompany Indebtedness" has the meaning specified in
     Section 2.1.

          "Chem-Waste Shares" means all of the issued and outstanding capital stock of Chem-Waste, which stock as of the date hereof consists solely of common shares, no par value per share, that are 100% owned by Seller.

          "Closing" has the meaning specified in Section 3.1.

          "Closing Date" means (i) the fifth Business Day immediately following the earliest date upon or by which (a) the waiting period under the HSR Act shall have expired or otherwise been terminated, (b) either (I) the Competition Act Director shall have issued and not subsequently withdrawn or threatened to withdraw, an Advance Ruling Certificate relating to the Acquisition or (II) Purchaser shall have received the advice from the Competition Act Director specified in Section 9.4(ii), (c) the ICA Minister shall have made the determination, or shall have been deemed to have made the determination, specified in Section 9.3, and (d) all other conditions to the respective obligations of the Parties set forth in Articles VIII, IX and X shall have been satisfied or waived, or (ii) such other date as Purchaser and Seller may agree.

          "Closing Price" has the meaning specified in Section 12.2.

          "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings of the Internal Revenue Service promulgated thereunder.

          "Commitment Letter" means the letter dated December 10, 1996, addressed to Laidlaw, which can be assigned to Purchaser, relating to senior credit facilities in an aggregate principal amount of $650,000,000 to be provided by The Toronto-Dominion Bank, in connection with, and conditioned upon consummation of, the Acquisition, subject to the satisfaction of other conditions and upon the terms set forth therein including attachments thereto.

          "Competition Act" means the Canadian Federal Competition Act, R.S.C. 1985, c. C-34, as amended.

          "Competition Act Director" means the Canadian Director of Investigation and Research appointed under the Competition Act.

          "Confidentiality Agreement" means the confidentiality agreement dated as of November 1, 1996, as amended, between Purchaser and Laidlaw.

          "Damages" means all obligations, claims, liabilities, damages, penalties, deficiencies, losses, investigations, proceedings, judgments, fines, and reasonable costs and expenses (including, but not limited to, reasonable costs and expenses incurred in connection with the performance of obligations, interest, bonding and court costs and attorneys', accountants', engineers', consultants' and investigators' fees and disbursements) incurred in connection with any investigation or defense of any of the foregoing.

          "Environmental Claim" means any claim by a Person alleging or imposing actual or potential liability (including potential liability for any investigatory cost, containment or oversight cost, control cost, prevention cost, remediation cost, cleanup cost, governmental response cost, natural resources damage, toxic tort claim, property damage, personal injury or penalty) arising out of, based on, resulting from or relating to (i) the presence, storage, transport, disposal, use, discharge, release or threatened release of any Hazardous Substance at any location, whether or not owned by the Person against which the claim is made, or (ii) circumstances forming the basis for any liability under, or any violation or alleged violation of, any Environmental Law.

     "Environmental Laws" means all federal, foreign, state, provincial, municipal and local statutes, codes, regulations, rules, ordinances and other laws relating to the protection, preservation or conservation of the environment and to public or worker health and safety, as amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 422 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001 et seq., the Clean Air Act, 42 U.S.C. ss.7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section651 et seq.

          "Environmental Liabilities" means any and all costs (including remedial, removal, response, abatement, cleanup, investigative and/or monitoring costs), damages, settlements, expenses (including charges and assessments, and expenses and costs of investigating, preparing or defending any action or proceeding), liens, penalties, fines, prejudgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any agreement, order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) attributable to, connected with or arising out of or under, Environmental Laws or (ii) pursuant to any claim by a Governmental Entity or other entity or Person for personal injury, property damage, damage to natural resources, remediation or response costs arising out of, connected with or attributable to, any Hazardous Substance.

          "Environmental Permits" means all permits, licenses, registrations, certifications, exemptions, approvals and other authorizations of or by any Governmental Entity pursuant to any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, which together with that Person would be deemed a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "FTC" means the United States Federal Trade Commission.

          "Governmental Entity" means any U.S., Canadian or foreign, state, territorial, federal, provincial or local court, executive office, legislature, governmental agency or ministry, commission, or administrative, regulatory or self-regulatory authority or instrumentality.

          "Hazardous and Industrial Waste Business" means the transportation, treatment, storage and disposal of Hazardous Substances and industrial wastes as presently conducted by the Acquired Subsidiaries, but excluding the coal combustion by-product management services conducted by the Retained Subsidiaries.

          "Hazardous Substances" means chemicals, pollutants, contaminants, wastes (including ambient wastes, hazardous wastes and liquid industrial wastes), or other substances (including toxic, deleterious or hazardous substances), as defined, listed or regulated pursuant to Environmental Laws, including, asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, and petroleum and petroleum products (as those exemplary terms are defined in or regulated under the United States National Oil and Hazardous Substances

     Pollution Contingency Plan, 40 C.F.R. ss.300.1 et seq. and other Environmental Laws).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "ICA Minister" means the Minister responsible for administering the Investment Canada Act.

          "Income Tax Act" means the Canadian federal Income Tax Act, R.S.C. 1985 c. 1, as amended.

          "Indebtedness" means with respect to any Person at any date, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture, letter of credit or similar instrument, (iii) all obligations of such Person with respect to guarantees, (iv) all obligations of such Person under leases of property which are required to be capitalized under U.S. GAAP, (v) all obligations of such Person in respect of acceptances issued or created for the account of such Person (other than endorsements in the ordinary course of business), (vi) all obligations of such Person in respect of interest rate swaps or other interest rate hedging products or foreign currency exchange agreements or exchange rate hedging arrangements, (vii) all obligations of such Person in respect of reimbursement obligations under letters of credit, and (viii) all liabilities of the type referred to in clauses (i) through (vii) above that are secured by any lien, charge, security interest or encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Intercompany Indebtedness" means, at any date, all amounts, other than Recurring Charges, owed on that date by an Acquired Subsidiary, or any obligation of an Acquired Subsidiary, contingent or otherwise on that date, to Seller or any other member of the Seller Group other than the Acquired Subsidiaries.

          "Investment Canada Act" means the Investment Canada Act, R.S.C. 1985,
     c. C-28, as amended.

          "Laidlaw SEC Filings" has the meaning specified in Section 4.9.

          "Law" means a law, statute, ordinance, rule, code or regulation enacted or promulgated, or order, permit, directive, instruction or other legally binding guideline or policy issued or rendered by, any Governmental Entity.

          "Lien" means a lien, mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, easement, preference, priority, assessment, security interest, lease, sublease, charge, claim, adverse claim, levy, interest of other Persons, or other encumbrance of any kind (including any conditional sale or other title retention agreement having the same economic effect as any of the foregoing).

          "Mailing Date" has the meaning specified in Section 7.5.

          "Material Adverse Effect" means (i) when used with reference to the Acquired Subsidiaries, a material adverse effect on the financial condition, business, assets, prospects or results of operations of the Acquired Subsidiaries taken as a whole, (ii) when used with reference to Purchaser, to Seller or to Laidlaw, a material adverse effect on its ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party and (iii) when used with reference to Purchaser and its Subsidiaries, a material adverse effect on the financial condition, business, assets, prospects or results of operations of Purchaser and its Subsidiaries (including from and after the Closing, the Acquired Subsidiaries) taken as a whole.

          "Notice" means any written citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any person, including any governmental agency or employee thereof.

          "Ontario Securities Act" means the Securities Act (Ontario), R.S.O. 1990, c.S.5, as amended.

          "Permitted Liens" means (i) those Liens set forth in Section 4.13 of the Seller Disclosure Schedule or Section 5.13 of the Purchaser Disclosure Schedule, as applicable, (ii) those Liens reflected in the Purchaser SEC Filings, in the case of the Purchaser and its assets or properties, (iii) any Lien that is set forth in the title reports or title insurance binders that have been made available to the Purchaser by Seller relating to any interest in real property owned by an Acquired Subsidiary, (iv) Liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, and (v) other Liens (including mechanics', couriers', workers', repairers', materialmen's, warehousemen's and other similar Liens) arising in the ordinary course of business as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto.

          "Person" means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization or other legal entity.

          "Policies" has the meaning specified in Section 11.15.

          "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

          "Pre-Closing Seller Insurance Claims" means any liability, personal injury, property damage, workers compensation or other similar claim (other than health and welfare insurance claims) made against any Acquired Subsidiary by any Person with respect to a loss, damage, claim, incident or occurrence which occurred before the time of Closing, including any such matter which was incurred but not reported on or before the time of Closing.

          "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

          "Purchaser Balance Sheet" has the meaning specified in Section 5.10.

          "Purchaser Common Shares" means the 120,000,000 shares of Purchaser Common Stock issuable to Seller under Section 2.2 as consideration for the Chem-Waste Shares and, to the extent required, the Chem-Waste Intercompany Indebtedness.

          "Purchaser Common Stock" means the Common Stock, $1.00 par value per share, of Purchaser.

          "Purchaser Contracts" has the meaning specified in Section 5.22.

          "Purchaser Convertible Debenture" means the 5% 12 year $350 million principal amount, convertible, pay-in-kind debenture substantially in the form of Exhibit A, which is to be issued by Purchaser to Seller under
     Section 2.2.

          "Purchaser Disclosure Schedule" means the Disclosure Schedule signed for identification purposes only by the President, Chief Executive Officer or Chief Financial Officer of Purchaser, which Purchaser has delivered to Seller on or before the date of this Agreement, and which contains information relevant to the representations and warranties made by Purchaser in Article V.

          "Purchaser Employee Plans" has the meaning specified in Section 5.19.

          "Purchaser Fairness Opinion" means the opinion of Raymond James & Associates, Inc. referred to in Section 9.6.

          "Purchaser Intercompany and Affiliate Agreements" means all contracts, agreements, policies, practices and understandings, whether written or oral, between any one or more of the Affiliates of the Purchaser other than its Subsidiaries, on the one hand, and any one or more of Purchaser and its Subsidiaries on the other hand.

          "Purchaser Pension Plan" has the meaning specified in Section 5.19.

          "Purchaser Property" means real or personal property or other asset owned, leased or operated by Purchaser.

          "Purchaser Proxy Statement" has the meaning specified in Section 7.5.

          "Purchaser Reorganization Transaction" means: (i) any merger, consolidation, recapitalization, liquidation or other business combination transaction involving Purchaser; (ii) any tender offer or exchange offer for any securities of Purchaser; or (iii) any sale or other disposition of assets of Purchaser or any of its Subsidiaries in a single transaction or in a series of related transactions.

          "Purchaser Rights Plan" means the Rights Agreement dated as of June 14, 1989, as amended, between Purchaser and its registrar and transfer company.

          "Purchaser Securities" means, collectively, the Purchaser Common Shares, the Purchaser Convertible Debenture and the Additional Purchaser Common Shares.

          "Purchaser SEC Filings" has the meaning specified in Section 5.9.

          "Purchaser Stockholders' Meeting" means the meeting of Purchaser's stockholders referred to in Section 7.5, as originally convened and as it may be continued following any temporary adjournment or adjournments thereof.

          "Recurring Charges" means expenses for services provided to the Acquired Subsidiaries by Laidlaw and Seller and their Affiliates other than the Acquired Subsidiaries consisting of insurance premiums, corporate overhead, bank service fees and guarantee fees.

          "Registration Rights Agreement" means the Registration Rights Agreement substantially in the form of Exhibit B to be entered into at the Closing among Purchaser and Seller as provided in Section 3.3.

          "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

          "Retained Subsidiaries" means JTM Industries, Inc. ("JTM") and its Subsidiary, KBK Enterprises, Inc.

          "Revenue Canada" means Revenue Canada, Customs, Excise and Taxation, the Canadian Federal Taxing Authority.

          "SEC" means the United States Securities and Exchange Commission or any successor agency.

          "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Seller Consolidated Tax Group" means the affiliated group of corporations within the meaning of Section 1504(c) of the Code, of which Seller is the common parent corporation, which files a consolidated Tax Return for U.S. federal income Tax purposes, and which includes Seller, the Acquired U.S. Subsidiaries, the Retained Subsidiaries and the other U.S. Subsidiaries of Seller.

          "Seller Disclosure Schedule" means the Disclosure Schedule signed for identification purposes only by the President, Chief Executive Officer or Senior Vice President of Seller, which

     Seller has delivered to Purchaser on or before the date of this Agreement, and which contains information relevant to the representations and warranties made by Seller in Article IV.

          "Seller Employee Plans" has the meaning specified in Section 4.19.

          "Seller Group" means, at any date, Seller and all of its Affiliates at that date (but excluding after the Closing, the Acquired Subsidiaries), and "member of the Seller Group" refers to Seller or any such Affiliates.

          "Seller Guaranty" means any guaranty, performance guaranty, bond, performance bond, suretyship arrangement, surety bond, credit, letter of credit, reimbursement agreement or other undertaking, deposit commitment or arrangement by which any member of the Seller Group is or may be primarily, secondarily, contingently or conditionally liable for or in respect of (or which creates, constitutes or evidences a Lien on any of the assets or properties of any member of the Seller Group which secures the payment or performance of) any present or future liability or obligation of any Acquired Subsidiary as set forth in Section 4.16 of the Seller Disclosure Schedule.

          "Seller Pension Plan" has the meaning specified in Section 4.19.

          "Seller's Post-Closing Taxes" has the meaning specified in Section
     12.1.

          "Stock Option Plan" means collectively the Rollins Environmental Services, Inc. 1982 and 1993 Stock Option Plans.

          "Subsidiary" of a Party means an Affiliate of that Party more than 50% of the aggregate voting power (or of any other form of voting equity interest in the case of a Person that is not a corporation) of which is beneficially owned by that Party directly or indirectly through one or more other Persons.

          "Tax" means any tax of any kind, however denominated, including any interest, penalties (civil or criminal), fines or other additions to tax that may become payable in respect thereof or in respect of a failure to comply with any requirement relating to any Tax Return, imposed by any federal, territorial, state, county, provincial or local Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, health, old age security, Canadian Pension Plan, Quebec Pension Plan, sales and use, ad valorem, fees, excise, custom, franchise, business license, property, capital stock, production, occupation, real property gains, payroll and employee withholding, unemployment or employment insurance, real and personal property, stamp, environmental, transfer, workers' compensation, payroll, severance, alternative minimum, windfall, and capital taxes, premiums, surtaxes, charges, levies, assessments, reassessments, and other obligations of the same or a similar nature to any of the foregoing and any expenses incurred in connection with the determination, settlement or litigation of any Tax Controversy.

          "Tax Allocation Agreements" means all contracts, agreements, policies, practices, intercompany procedures and understandings, whether written or oral, between any Acquired Subsidiary and any other Person (including another Acquired Subsidiary) by which all or any portion of any federal, state, provincial or local income Tax is allocated to or shared or required to be paid by any Acquired Subsidiary.

          "Tax Benefit" means any credit carryover, carryback or other reduction in otherwise required Tax payments. Such term does not include a decrease in any Tax in one Tax period that results from an adjustment in another Tax period, such as an increase in a deduction for depreciation that results from a determination that, in a previous Tax period, an expenditure is capitalized and not deducted or an item of gain is recognized.

          "Tax Controversy" means an audit, review, examination or any other administrative or judicial proceeding (including any determination with respect to a claim for refund) with the purpose or effect of redetermining Taxes.

          "Tax Liability Issue" has the meaning specified in Section 12.4.

          "Tax Proceeding" has the meaning specified in Section 12.4.

          "Tax Refund" means any rebate, refund or return of Taxes.

          "Tax Returns" means all tax returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority, or provided to any partner, shareholder, joint venturer or member under U.S., Canadian or foreign federal, state, provincial or local Laws (including reports with respect to backup withholding and payments to Persons other than Taxing Authorities and, where permitted or required, combined or consolidated returns for any group of entities), and annual tax returns or information returns on behalf of employee benefit plans sponsored by Seller or Purchaser, as the case may be, or any of their respective ERISA Affiliates.

          "Taxing Authority" means any Governmental Entity responsible for the imposition, assessment, enforcement or collection of any Tax.

          "Third-Party Claim" has the meaning specified in Section 14.3.

          "Total Consideration" has the meaning specified in Section 2.2.

          "Transfer Taxes" has the meaning specified in Section 12.3.

          "$" or "U.S. dollars" refers to lawful currency of the United States.

          "U.S. GAAP" means United States generally accepted accounting principles consistently applied throughout the specified period and the immediately preceding comparable period.

          "Wages" has the meaning given such term by Section 3401(a) of the Code.

          "WARN Act" means the United States Worker Adjustment and Retraining Notification Act of 1988.

          "Westinghouse Debt" means the Purchaser's 7.75% Senior Unsecured Debentures due March 31, 2005 and the Purchaser's 7.25% Convertible Subordinated Debentures due March 31, 2005.

     1.2 Interpretation. Capitalized terms defined in this Agreement are equally applicable to both their singular and plural forms. References to a designated "Article" or "Section" refer to an Article or Section of this Agreement, unless otherwise specifically indicated. In this Agreement, "including" is used only to indicate examples, without limitation to the indicated examples, and without limiting any generality which precedes it.

                                   ARTICLE II
                                 THE ACQUISITION

     2.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign and transfer, free and clear of all Liens, and Purchaser agrees to purchase, the Chem-Waste Shares, together with the Intercompany Indebtedness of the U.S. Acquired Subsidiaries (the "Chem-Waste Intercompany Indebtedness").

     2.2 Consideration for Chem-Waste Shares and Chem-Waste Intercompany Indebtedness. The consideration payable by Purchaser for the Chem-Waste Shares and the Chem-Waste Intercompany Indebtedness (the "Total Consideration") shall be:

          (i) $225,000,000 payable in cash at the Closing (less the principal amount at the Closing of the Bond Indebtedness specified in Section 4.13 of Seller's Disclosure Schedule (the "Bond Indebtedness"));

          (ii) the Purchaser Common Shares to be issued and delivered by Purchaser to Seller at the Closing; and

          (iii) the Purchaser Convertible Debenture to be issued and delivered by Purchaser to Seller at the Closing.

     2.3 Total Consideration Allocation. The Total Consideration shall be allocated to the Chem-Waste Intercompany Indebtedness at the face value of such debt on the Closing Date in the following order to the extent required: (i) the cash portion of the purchase price; (ii) the Purchaser Convertible Debenture, which the parties agree shall be valued at $350,000,000; and (iii) the Purchaser Common Shares; and the remainder to the Chem-Waste Shares.

     2.4 Cash Management Cut-Off. Laidlaw and Seller act as bankers for the Acquired Subsidiaries and provide cash funding to the Acquired Subsidiaries on a day-to-day basis with net positions, deposits and withdrawals being incorporated into the amount of Intercompany Indebtedness of the Acquired Subsidiaries. Purchaser, Laidlaw and Seller agree that this procedure will continue in the normal course of business to the close of business on the Closing Date and that any cash receipts, remittances and collection advices received by the Acquired Subsidiaries or the bank collection agencies prior to such time will be for the account of Laidlaw and Seller and reduce the amount of Intercompany Indebtedness of the Acquired Subsidiaries and any checks, transfers, debit notices, drafts or other payment demands presented to the counters of the bank disbursement agents for the Acquired Subsidiaries prior to such time will be for the account of the Acquired Subsidiaries and increase the amount of Intercompany Indebtedness of the Acquired Subsidiaries.

     2.5 Recurring Charges. Laidlaw and Seller and their Affiliates incur Recurring Charges in the normal course of business, for which the Acquired Subsidiaries reimburse Laidlaw and Seller and their Affiliates on a monthly basis. Purchaser, Laidlaw and Seller agree that the Recurring Charges for periods ending at the close of business on the Closing Date shall be excluded from the amount of Intercompany Indebtedness of the Acquired Subsidiaries on the Closing Date and shall be paid by the Acquired Subsidiaries to Laidlaw and Seller and their Affiliates in the normal course of business after closing.

                                   ARTICLE III
                         THE CLOSING AND RELATED MATTERS

     3.1 The Closing. The sale and purchase of the Chem-Waste Shares, together with the Chem-Waste Intercompany Indebtedness (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. in New York, New York at 10:00 a.m. local time on the Closing Date. At the Closing:

          (i) Seller shall deliver to Purchaser:

                 (a) the certificates evidencing the Chem-Waste Shares, duly endorsed in blank or accompanied by duly executed stock powers, and in proper form for registration in the name of Purchaser; and

                 (b) the assignment of the Chem-Waste Intercompany Indebtedness,
            and

          (ii) Purchaser shall deliver to Seller:

                 (a) $225,000,000 payable in cash (less the principal amount at the Closing of the Bond Indebtedness);

                 (b) the Purchaser Common Shares; and

                 (c) the Purchaser Convertible Debenture.

     All cash amounts payable by Purchaser at the Closing shall be payable by wire transfers, to accounts designated in writing by Seller at least two Business Days before the Closing Date, of U.S. dollar funds immediately available in Toronto.

     3.2 Actions in Contemplation of Closing. On or before the Closing Date, and in any event not later than immediately before the Closing:

          (i) Purchaser and Seller shall have retired the Westinghouse Debt in accordance with that certain Letter of Intent dated January 6, 1997 by and among Purchaser, Laidlaw and Westinghouse Electric Corporation.

          (ii) The reorganization of Seller shall have occurred substantially as described in Schedule II whereby Chem-Waste shall own the entire Hazardous and Industrial Waste Business of Seller and its Affiliates.

          (iii) Chem-Waste shall have transferred to Seller as a dividend on Chem-Waste's Shares all of the issued and outstanding shares of JTM, a Retained Subsidiary.

          (iv) Except as provided in Sections 2.5 and 3.3(ii), Laidlaw shall have contributed to the capital of each of the Canadian Acquired Subsidiaries, in exchange for common shares, any and all Intercompany Indebtedness of each of the Canadian Acquired Subsidiaries as of the Closing Date.

     3.3 Other Actions at the Closing. In addition to the consummation of the Acquisition, the following actions shall take place at the Closing:

          (i) Purchaser and Seller shall enter into a Registration Rights Agreement pertaining to the registration of the Purchaser Common Shares, the Additional Purchaser Common Shares and the Purchaser Convertible Debenture.

          (ii) Purchaser shall cause the Canadian Acquired Subsidiaries to repay to Laidlaw Intercompany Indebtedness owing to it in an amount not to exceed $175,000,000.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller and Laidlaw jointly and severally represent and warrant to Purchaser that:

     4.1 Organization of Seller and Laidlaw. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Laidlaw is a corporation duly organized, validly existing and in good standing under the Laws of Canada. Seller and Laidlaw each has full authority and corporate power to conduct its business as it is currently being conducted and as to be conducted following consummation of the Acquisition. Seller and Laidlaw are each duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification.

     4.2 Authority Relative to this Agreement. Seller and Laidlaw each has the requisite corporate power and authority to enter into and perform its respective obligations under this Agreement and each Ancillary Agreement to which each will be a party. The execution and delivery of this Agreement and each Ancillary Agreement to which Seller or Laidlaw will be a party, the consummation of the Acquisition, and the other transactions contemplated in Articles II and III, have been duly authorized by the Boards of Directors of Seller and Laidlaw, and no other corporate proceedings on the part of Seller or Laidlaw, including any approval by the stockholders of Seller or Laidlaw, are necessary to authorize this Agreement, any Ancillary Agreement to which Seller or Laidlaw will be a party, the consummation of the Acquisition, or the other transactions contemplated in Articles II and III. This Agreement has been duly executed and delivered by Seller and Laidlaw. Each Ancillary Agreement required to be executed and delivered by Seller or Laidlaw at the Closing will be, upon its or their execution and delivery as provided in Section 3.3 or elsewhere in this Agreement duly executed and delivered by Seller or Laidlaw. Assuming the valid authorization, execution and delivery of this Agreement (and each Ancillary Agreement to which Purchaser will be a party) by Purchaser, this Agreement is, and each Ancillary Agreement which to Seller or Laidlaw is a party will be, upon its execution and delivery at the Closing as provided in Section 3.3 or elsewhere in this Agreement, a valid and binding obligation of Seller or Laidlaw, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.

     4.3 Status of Chem-Waste Shares.  Upon their transfer as provided in
Section 2.1, the Chem-Waste Shares will be duly authorized, validly issued, fully paid and nonassessable. Seller has good and marketable title to the Chem-Waste Shares, free and clear of any Liens, and the transfer of the Chem-Waste Shares as provided in Section 2.1 will pass good and marketable title to the Chem-Waste Shares, free and clear of any Liens, other than any Liens granted in connection with the financing specified in Section 9.5.

     4.4 No Violations. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Seller and Laidlaw and the consummation of the Acquisition and the other transactions contemplated in Articles II and III will not:

          (i) constitute a breach or violation of or default under the charter or bylaws (or similar organizational documents) or internal rules or regulations governing the conduct of corporate actions of Seller, Laidlaw or any Acquired Subsidiary or any Law applicable to Seller, Laidlaw or any Acquired Subsidiary; or

          (ii) except as accurately reflected in Section 4.4 of the Seller Disclosure Schedule, violate or conflict with, or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination under, or result in the creation of any Lien upon the Chem-Waste Shares or any of the assets or properties of any Acquired Subsidiary under, any contract, indenture, loan document, license, permit, order, decree or instrument to which Seller, Laidlaw or any Acquired Subsidiary is a party or by which any of them or their assets or properties are bound.

     4.5 Consents and Approvals. No consent, order, approval, waiver or authorization of, or registration, application, declaration or filing with, any Governmental Entity or other Person is required with respect to Seller, Laidlaw or any Acquired Subsidiary in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the consummation of the Acquisition, or the other transactions contemplated in Articles II and III, except for:

          (i) the HSR Act, Competition Act and Investment Canada Act filings and approvals contemplated in this Agreement;

          (ii) the consents and approvals described in Section 4.5 of the Seller Disclosure Schedule; and

          (iii) other cases, considered individually and in the aggregate, in which any failure to make any such registration, application, declaration or filing or to obtain any such consent, order, approval, waiver or other authorization could not have a Material Adverse Effect on the Acquired Subsidiaries, Seller or Laidlaw.

     4.6 Acquired Subsidiaries. Section 4.6 of the Seller Disclosure Schedule sets forth with respect to each Acquired Subsidiary (i) its jurisdiction of formation, (ii) each jurisdiction in which it is qualified to do business as a foreign entity, (iii) its authorized, issued and outstanding shares of capital stock or units and (iv) the holder or holders of all of its issued and outstanding shares of capital stock or units. Each Acquired Subsidiary is a corporation (or a limited liability company in the case of ECDC Environmental, L.C.) duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full authority and corporate power to conduct its business as it is currently being conducted. Each Acquired Subsidiary is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification, except for failures to be so qualified which could not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Subsidiaries.

     All of the issued and outstanding shares of capital stock or units of each Acquired Subsidiary are validly issued, fully paid and nonassessable, and are owned of record and beneficially, and free of any Liens, by Chem-Waste or another Acquired Subsidiary (as reflected in Section 4.6 of the Seller Disclosure Schedule). Except as disclosed in Section 4.6 of the Seller Disclosure Schedule, there are no preemptive rights or outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, voting trust arrangements, shareholders' agreements or other agreements, commitments or understandings relating to the capital stock or units of any Acquired Subsidiary.

     Seller will deliver to Purchaser prior to Closing true and correct copies of the charter and bylaws (or similar organizational documents) of each Acquired Subsidiary. Each Acquired Canadian Subsidiary is a "private company" within the meaning of the Ontario Securities Act.

     4.7 No Other Subsidiaries. No Acquired Subsidiary has any Subsidiary which is not another Acquired Subsidiary or a Retained Subsidiary. Except as described in Section 4.7 of the Seller Disclosure Schedule, and except for other Acquired Subsidiaries and Retained Subsidiaries, no Acquired Subsidiary, directly or indirectly, owns or is obligated to acquire any investment in any other corporation, partnership, joint venture or other business entity.

     4.8 Conduct of Hazardous and Industrial Waste Business. The Seller Group is engaged in the Hazardous and Industrial Waste Business only through the Acquired Subsidiaries, and neither Seller, any Retained Subsidiary, nor any member of the Seller Group other than the Acquired Subsidiaries conducts any operations associated with, or owns any assets or properties used in, or holds any permits or licenses used in, the Hazardous and Industrial Waste Business. None of the Acquired Subsidiaries is or has been engaged in any business other than the Hazardous and Industrial Waste Business or owns or has owned any assets or properties which are used in any business other than the Hazardous and Industrial Waste Business.

     4.9 SEC Filings. Laidlaw has filed all forms, reports and documents required to be filed with the SEC since August 31, 1995 and Laidlaw has made available to the Purchaser true and complete copies of (i) Laidlaw's Annual Report on Form 10-K for the year ended August 31, 1995, and (ii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by Laidlaw with the SEC since September 1, 1995 (collectively, the "Laidlaw SEC Filings"). The Laidlaw SEC Filings (including all financial statements or schedules included in them) (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a later filing, on the date of the later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.10 Seller Financial Statements. Seller and Laidlaw have delivered to Purchaser combined balance sheets of the Acquired Subsidiaries (prepared as a separate combined group of corporations for financial reporting purposes) audited at August 31, 1996 and August 31, 1995 and unaudited at November 30, 1996 and November 30, 1995, and the related combined statements of operations and cash flows audited for the respective years ended August 31, 1996, 1995 and 1994 and unaudited for the three-month periods ended November 30, 1996 and 1995 (the "Chem-Waste Group Financial Statements").

     The Chem-Waste Group Financial Statements have been prepared in accordance with U.S. GAAP and have been prepared by combining the relevant financial statements in accordance with U.S. GAAP applicable to the preparation of combined financial statements.

     The Chem-Waste Group Financial Statements fairly present in all material respects the combined financial position of the Acquired Subsidiaries covered thereby at the respective dates thereof, and the results of their combined operations and cash flows for the Acquired Subsidiaries covered thereby for the respective periods indicated, in accordance with U.S. GAAP except for the omission of explanatory footnote disclosures with respect to the interim period Chem-Waste Group Financial Statements ended and as of November 30, 1996 and November 30, 1995.

     4.11 Absence of Certain Changes. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, since November 30, 1996, the Acquired Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not occurred a Material Adverse Effect with respect to the Acquired Subsidiaries or any event that could result in a Material Adverse Effect with respect to the Acquired Subsidiaries.

     4.12 No Undisclosed Liabilities. Except as disclosed on the August 31, 1996 and the November 30, 1996 Acquired Subsidiaries balance sheets or as set forth in Sections 4.12 and 4.15 of the Seller Disclosure Schedule, no Acquired Subsidiary has any liabilities or obligations, known or unknown, fixed or contingent, other than (i) those liabilities and obligations arising since August 31, 1996 in the ordinary course of its business and consistent with its past practice, (ii) liabilities and obligations arising after the date of this Agreement without violation of Sections 6.1 and 6.2, or (iii) liabilities and obligations that, individually or in the aggregate, could not result in a Material Adverse Effect on the Acquired Subsidiaries.

     4.13 Acquired Subsidiary Properties. The Acquired Subsidiaries have good and marketable title to their respective Seller Properties and assets, including those reflected in the Chem-Waste Group Combined Financial Statements (other than properties and assets disposed of in the ordinary course of business since August 31, 1996, which in the aggregate are not material), free of all Liens except Permitted Liens and Liens disclosed in Section 4.13 of the Seller Disclosure Schedule.

     4.14 Taxes and Tax Returns. Except as described in Section 4.14 of the Seller Disclosure Schedule:

          (i) all Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Acquired Subsidiaries have been duly filed on a timely basis in accordance with all applicable Laws, or will be timely filed in accordance with Section 12.1;

          (ii) at the time of their filings all such Tax Returns were or will be, in all respects, true, complete and correct;

          (iii) Seller and the Acquired Subsidiaries have, and within the time and in the manner prescribed by Law, paid all Taxes that are due and payable;

          (iv) the reserves for Taxes reflected in the Chem-Waste Group Financial Statements are adequate (in accordance with U.S. GAAP) to cover all Taxes that have not been paid, but which under U.S. GAAP were accruable, through the date of the Chem-Waste Group Financial Statements;

          (v) there are no Liens for Taxes upon any assets of any Acquired Subsidiary, except Liens for Taxes not yet due for current Tax periods ending on or after the Closing Date;

          (vi) there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, pending, asserted or assessed against any Acquired Subsidiary, or for which any Acquired Subsidiary could be directly or indirectly liable and there is no basis for any additional assessment or reassessment for any Taxes for which adequate provision has not been made in the books and records of the Acquired Subsidiaries;

          (vii) no extension of the statute of limitations or waiver of normal reassessment periods on the assessment of any Taxes has been requested or granted to or on behalf of any Acquired Subsidiary.

     4.15 Litigation. Except as disclosed in Section 4.15 of the Seller Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Seller or Laidlaw, threatened against any of the Acquired Subsidiaries at law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, that could have a Material Adverse Effect on the Acquired Subsidiaries, and there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator or mediator to which any Acquired Subsidiary (or any of its assets or properties) is subject that could have a Material Adverse Effect on the Acquired Subsidiaries. There is no suit, action, investigation or proceeding pending or, to the knowledge of Seller or Laidlaw, threatened against any Acquired Subsidiary at law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, that could have a Material Adverse Effect on any Acquired Subsidiary, and there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator or mediator to which any Acquired Subsidiary is subject that could have a Material Adverse Effect on any Acquired Subsidiary. Neither Seller nor Laidlaw has knowledge of any grounds on which any suit, action, investigation or proceeding of the nature referred to in this Section 4.15 might be commenced with any reasonable likelihood of success.

     4.16 Environmental Matters.

          (i) To the knowledge of Seller or Laidlaw, no Acquired Subsidiary has transported, stored, received, treated or disposed of, nor has any Acquired Subsidiary arranged for any third parties to transport, receive, store, treat or dispose of, waste to or at (a) any location other than a site where the receipt of such waste for such purposes was not at the time of such receipt unlawful or (b) any location designated for remedial action pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar Law assigning responsibility for the cost of investigating or remediating releases of Hazardous Substances into the environment, except to the extent such action would not have a Material Adverse Effect on the business, results of operations or financial condition of the Acquired Subsidiaries, or as set forth in Section 4.16 of the Seller Disclosure Schedule.

          (ii) Except as set forth in Section 4.16 of the Seller Disclosure Schedule, no Acquired Subsidiary has received written notice that any location to which waste has been transported, stored or disposed of by any Acquired Subsidiary has been designated for remedial action pursuant to any applicable Law relating to responsibility for the cost of investigating or remediating releases of Hazardous Substances into the environment. Set forth in Section 4.16 of the Seller Disclosure Schedule is, to the knowledge of Seller or Laidlaw, a complete and accurate list of locations to which any Acquired Subsidiary has ever transported, or ever caused to be transported, allowed or arranged for any third party to transport, any type of waste material generated by customers of any Acquired Subsidiary for storage, treatment, burning, recycling or disposal.

          (iii) Compliance. To Seller's or Laidlaw's knowledge, each Acquired Subsidiary and their respective processes, operations, transportation, storage and disposal activities and undertakings have been and are in compliance with all Environmental Laws (including reporting and record keeping requirements), except to the extent any such noncompliance would not have a Material Adverse Effect on the business, results of operations or financial condition of the Acquired Subsidiaries or as set forth in
     Section 4.16 of the Seller Disclosure Statement or noncompliances that have been fully and finally resolved. To Seller's or Laidlaw's knowledge, the Acquired Subsidiaries have received no Notice of noncompliance, and neither Seller nor Laidlaw has knowledge of any facts which could give rise to a Notice of noncompliance, with any Environmental Laws, except to the extent any such noncompliance would not have a Material Adverse Effect on the business, results of operations or financial condition of the Acquired Subsidiaries, or as set forth in Section 4.16 of the Seller Disclosure Schedule.

          (iv) Environmental Permits. Except as set forth on Section 4.16 of the Seller Disclosure Schedule and except to the extent that the failure to obtain an Environmental Permit would not have a Material Adverse Effect on the business, results of operations or financial condition of the Acquired Subsidiaries, the Acquired Subsidiaries have obtained all Environmental Permits which are required for the operation of the Acquired Subsidiaries' business as presently conducted, all of which Environmental Permits are listed in Section 4.16 of the Seller Disclosure Schedule. To the knowledge of Seller or Laidlaw, all such Environmental Permits are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded by any administrative or regulatory agency, except for violations that have been fully and finally resolved and violations which would not have a Material Adverse Effect on the business, results of operations or financial condition of the Acquired Subsidiaries, or as set forth in Section 4.16 of the Seller Disclosure Schedule, and no proceeding is pending or, to the knowledge of Seller or Laidlaw, threatened to revoke or limit any of them.

          (v) No Offenses. Except as disclosed in Section 4.16 of the Seller Disclosure Schedule, within the past seven (7) years, the Acquired Subsidiaries have never been convicted of a criminal offense for noncompliance with any Environmental Laws, or been fined or otherwise sentenced in or settled any such criminal prosecution short of conviction.

          (vi) No Release of Hazardous Substances.  Except as disclosed in
     Section 4.16 of the Seller Disclosure Schedule, to the knowledge of Seller or Laidlaw, no Acquired Subsidiary has received any Notice which alleges that any Acquired Subsidiary is liable for (a) the Release of any Hazardous Substances on or off-site of its property in a manner that fails to comply with applicable Environmental Laws or (b) any Environmental Release from a facility owned or operated by third parties.

          (vii) Disposal Sites. Except as set forth in Section 4.16 of the Seller Disclosure Schedule, to the knowledge of Seller or Laidlaw, no Acquired Subsidiary has received Notice that any Acquired Subsidiary is a potentially responsible party for a federal, state, provincial or local clean-up site or for corrective action under any Environmental Law. Except as set forth in Section 4.16 of the Seller Disclosure Schedule, to the knowledge of Seller or Laidlaw, no Acquired Subsidiary has received any written request for information from a regulatory agency with respect to a disposal or contaminated site.

          (viii) Environmental Audits. To Seller's or Laidlaw's knowledge, each of the Acquired Subsidiaries has made available to Purchaser all environmental audits, evaluations and assessments in their possession which concern any Acquired Subsidiary.

          (ix) Financial Assurances. Section 4.16 of the Seller Disclosure Schedule sets forth a list of each Seller Guaranty currently maintained pursuant to the requirements of applicable Environmental Laws with regard to the assets and activities of any Acquired Subsidiary.

          (x) Landfills. Section 4.16 of the Seller Disclosure Schedule lists each Seller Group landfill and accurately describes each such landfill by its city or county and state or province of location, total acreage, permitted acreage, estimated remaining permitted capacity in cubic yards, estimated or mandated closure date, and estimated closure, post-closure and reclamation liability at its projected or mandated closure date (computed at the closure date with and without discount to present value) and any other recorded or unrecorded accruals, contingent or otherwise, or reserves related to landfill liabilities of any type.

     4.17 Governmental Licenses and Permits; Compliance with Laws. Except as described in Section 4.17 of the Seller Disclosure Schedule, no Acquired Subsidiary has received any notice of any revocation or modification of any license, certification, tariff, permit, registration, exemption, approval or other authorization by any Governmental Entity which remains outstanding. The conduct of the business of each Acquired Subsidiary complies and has been conducted in compliance with all applicable Laws, except for violations or failures to comply, if any, that, individually or in the aggregate, could not have a Material Adverse Effect on the Acquired Subsidiaries.

     4.18 Labor Matters. Section 4.18 of the Seller Disclosure Schedule lists and describes each collective bargaining agreement covering employees of any Acquired Subsidiary. Except as disclosed in Section 4.18 of the Seller Disclosure Schedule, (i) no Acquired Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization applicable to employees of any Acquired Subsidiary, (ii) there is no labor strike, dispute, slowdown, work stoppage, unresolved material labor union grievance or labor arbitration proceedings pending or, to the knowledge of Seller, threatened against any Acquired Subsidiary, and (iii) to the knowledge of Seller or Laidlaw, there are no current union organizing activities among employees of any Acquired Subsidiary.

     Since the enactment of the WARN Act, no Acquired Subsidiary has effectuated
(i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of any employment or facility of an Acquired Subsidiary. No Acquired Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Canadian federal, state, provincial or local Law. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, no employees of any Acquired Subsidiary have suffered an "employment loss" (as defined in the WARN Act) since December 31, 1995.

     4.19 Employee Benefit Plans. Section 4.19 of the Seller Disclosure Schedule sets forth each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by any of the Acquired Subsidiaries, any member of the Seller Group or any ERISA Affiliate of Seller for the benefit of employees or former employees and directors or former directors of any of the Acquired Subsidiaries and their spouses, dependents or beneficiaries (the "Seller Employee Plans"). True and correct copies of each of the Seller Employee Plans have been delivered to Purchaser, along with the most recent annual report for each Seller Employee Plan, any trust agreement relating to each Seller Employee Plan and the most recent summary plan description, actuarial report and determination letter for each Seller Employee Plan. Each of the Acquired Subsidiaries has complied, and currently is in compliance, both as to form and operation, in all material respects, with the applicable provisions of ERISA and each other Law or regulation imposed or administered by any Governmental Entity with respect to each of the Seller Employee Plans. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, none of the Acquired Subsidiaries has at any time maintained, adopted, established, contributed to or been required to contribute to, otherwise participated in or been required to participate in, or had any liability with respect to, any "employee benefit plan" within the meaning of section 3(3) of ERISA. All Seller Employee Plans providing pension or retirement benefits or obligations to current or former employees or their spouses, dependents and beneficiaries are referred to collectively as "Seller Pension Plan" and identified in Section 4.19 of the Seller Disclosure Schedule. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, no provision concerning the Seller Pension Plan is contained in any collective bargaining agreement affecting any current or former employees of any Acquired Subsidiary. Each Seller Pension Plan that is required to be qualified under Section 401(a) and Section 501(a) of the Code has received a determination letter to such effect and no event has occurred which is reasonably likely to result in the disqualification of any such Seller Pension Plan. The Seller Pension Plan is registered under, and is in material compliance with, applicable Law. All contributions to, and payments from, each Seller Employee Plan which may have been required to be made in accordance with the terms of any such Seller Employee Plan and, where applicable, the Laws which govern such Seller Employee Plan, have been made in a timely manner, and each Seller Employee Plan has otherwise at all times been administered in accordance with its terms and applicable Law in all material respects. All material reports, Tax Returns and similar documents with respect to any Seller Employee Plan required to be filed with any Governmental Entity or distributed to any Seller Employee Plan participant have been duly filed on a timely basis or distributed. There are no pending investigations by any Governmental Entity involving or relating to any Seller Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Seller Employee Plans), suits or proceedings against any Seller Employee Plan or asserting any rights or claims to benefits under any Seller Employee Plan which could give rise to a liability nor, to the knowledge of Seller or Laidlaw, are there any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding. No Notice has been received by Seller or any of the Acquired Subsidiaries of any complaints or other proceedings of any kind involving any of the Acquired Subsidiaries or any of the employees of any of the Acquired Subsidiaries or other potential claimants before any Governmental Entity relating to any Seller Employee Plan or to any of the Acquired Subsidiaries and to the knowledge of Seller or Laidlaw, there is no basis for any such claims. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, the assets of each Seller Employee Plan are at least equal to the liabilities, contingent or otherwise, of such Seller Employee Plan on a plan termination basis, and each Seller Pension Plan is fully funded on a going concern and solvency basis in accordance with its terms, applicable actuarial recommendations and applicable Law. Neither Seller, Laidlaw nor any of the Acquired Subsidiaries contribute to or have an obligation to contribute to, and, to the knowledge of Seller or Laidlaw, have not within 6 years prior to the date of this Agreement contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA. No event has occurred and, to the knowledge of Seller or Laidlaw, there exists no condition or set of circumstances in connection with which Purchaser, any of its Affiliates or the Acquired Subsidiaries could be subject to any liability under the terms of each Seller Employee Plan or under any applicable law of any Governmental Entity, other than any condition or set of circumstances that could not have a Material Adverse Effect on the Acquired Subsidiaries. In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under a Seller Employee Plan which, in the aggregate, would be nondeductible under Section 280G of the Code.

     The beneficiaries under all Seller Employee Plans shall consist only of employees or former employees and directors or former directors of any of the Acquired Subsidiaries and their spouses, dependents or beneficiaries. No Acquired Subsidiary shall have any liability under the Seller Employee Plans.

     4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Seller, Laidlaw or any Acquired Subsidiary in connection with this Agreement or the Acquisition based upon arrangements made by or on behalf of Seller.

     4.21 Material Contracts. Section 4.21 of the Seller Disclosure Schedule lists all of the following written or oral contracts, agreements and commitments (collectively, the "Seller Group Contracts"):

          (i) all employment, consulting or personal services agreements or contracts with any present or former officer, director or employee of any Acquired Subsidiary who has an annual salary of $250,000 or more (determined by using the currency in which they are paid);

          (ii) all hazardous waste management agreements and contracts (including those relating to the receipt, transport, disposal or other management of waste) between any Acquired Subsidiary and any municipality or other Governmental Entity or Person which resulted in annual payments in the 1996 fiscal year to or by any Acquired Subsidiary of $2,000,000 or more, which list includes the term of such agreements or contracts;

          (iii) all contracts, agreements, agreements in principle, letters of intent and memoranda of understanding which call for or contemplate the future disposition (including restrictions on transfer and rights of first offer or refusal) or acquisition of (or right to acquire) any interest in any business enterprise, and all contracts, agreements and commitments relating to the future disposition of a material portion of the assets and properties of any Acquired Subsidiary other than in the ordinary course of business;

          (iv) all contracts, agreements with, or commitments to, any Person containing any provision or covenant relating to the indemnification or holding harmless by any Acquired Subsidiary of any Person which could result in a liability to an Acquired Subsidiary of $250,000 or more;

          (v) all leases or subleases of real property used in the conduct of business of any Acquired Subsidiary providing for annual rental payments to be paid by or on behalf of an Acquired Subsidiary of more than $250,000 in each case;

          (vi) all contracts or agreements committing any Acquired Subsidiary to make a capital expenditure in excess of $250,000;

          (vii) all guaranties or other commitments or undertakings under which any Acquired Subsidiary may be primarily, secondarily, contingently or conditionally liable for or in respect of (or which creates, constitutes or evidences a Lien on) any of the assets or properties of any Acquired Subsidiary which secures the payment or performance on any present or future liability or obligation of or to any member of the Seller Group or any officer or director of the Seller Group; and

          (viii) all Seller Guaranties.

     Seller and Laidlaw shall make available to Purchaser within 15 days of the Closing a true and correct copy of each Seller Group Contract. Each of the Seller Group Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Subsidiary which is a party to it, and, to the knowledge of Seller or Laidlaw, of each other Person that is a party to it. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, no Acquired Subsidiary is, and, to the knowledge of Seller or Laidlaw, no other party to any Seller Group Contract is, in violation, breach or default of such Seller Group Contract or, with or without notice or lapse of time or both, would be in violation, breach or default of any such Seller Group Contract, except for any violation, breach or default which, individually or in the aggregate, could not result in a Material Adverse Effect on the Acquired Subsidiaries. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, no Seller Group Contract provides that any party thereto other than the Acquired Subsidiary which is a party to such Seller Group Contract may terminate such Seller Group Contract by reason of the execution of this Agreement or the consummation of the Acquisitions.

     4.22 Bank Accounts. Section 4.22 of the Seller Disclosure Schedule lists each bank, trust company or similar institution with which any Acquired Subsidiary maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

     4.23 Officers and Directors. Section 4.23 of the Seller Disclosure Schedule accurately lists by name and title all officers and directors of each Acquired Subsidiary.

     4.24 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Acquired Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment of the Acquired Subsidiaries are sufficient for the continued conduct of the Acquired Subsidiaries' businesses after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

     4.25 Affiliate Transactions. Neither Laidlaw, nor Seller, nor any Affiliate of Laidlaw or Seller, has entered into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of property of any kind or the rendering of any service) with any Acquired Subsidiary, except in the ordinary course and pursuant to the reasonable requirements of such Acquired Subsidiary's business and upon fair and reasonable terms no less favorable to such Acquired Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not Laidlaw, Seller or an Affiliate of Laidlaw or Seller.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                       OF
                                    PURCHASER

     Purchaser represents and warrants to Seller and Laidlaw that:

     5.1 Organization of Purchaser Parties. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full authority and corporate power to conduct its business as it is currently being conducted and as to be conducted following consummation of the Acquisition. Purchaser is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification.

     5.2 Authority Relative to this Agreement. Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it will be a party. The execution and delivery of this Agreement and each Ancillary Agreement to which Purchaser will be a party, the consummation of the Acquisition, the issuance or delivery of Purchaser Securities, and the other transactions contemplated in Articles II and III, have been duly authorized by the Board of Directors of Purchaser, and except for the approval by Purchaser's stockholders of the Acquisition, the issuance by Purchaser in connection with the Acquisition of the Purchaser Common Shares and the Additional Purchaser Common Shares, no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement, any Ancillary Agreement to which Purchaser will be a party, the issuance and delivery of the Purchaser Securities, the consummation of the Acquisition, or the other transactions contemplated in Articles II and III. This Agreement has been duly executed and delivered by Purchaser. The Purchaser Convertible Debenture, and each Ancillary Agreement required to be executed and delivered by Purchaser at the Closing will be, upon its or their execution and delivery as provided in Section 3.3 or elsewhere in this Agreement, duly executed and delivered by Purchaser. Assuming the valid authorization, execution and delivery of this Agreement (and each Ancillary Agreement to which Seller or Laidlaw will be a party) by Seller and by Laidlaw, this Agreement is, and upon its issuance and delivery at the Closing, the Purchaser Convertible Debenture will be, and upon its execution and delivery by Purchaser, each Ancillary Agreement to which Purchaser is a party will be, a valid and binding obligation of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.

     5.3 Status of Purchaser Common Shares.  Upon their issuance as provided in
Section 2.2, the Purchaser Common Shares will be, and upon any issuance thereof by the Purchaser, the Additional Purchaser Common Shares will be, duly authorized, validly issued, fully paid and nonassessable.

     5.4 No Violations. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by the Purchaser, the issuance and delivery by Purchaser of the Purchaser Securities, and the consummation of the Acquisition and the other transactions contemplated in Articles II and III will not:

          (i) constitute a breach or violation of or default under the charter or bylaws of Purchaser or any of its Subsidiaries or any Law applicable to Purchaser or any of its Subsidiaries; or

          (ii) except as accurately reflected in Section 5.4 of the Purchaser Disclosure Schedule, violate or conflict with, or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance by, or result in a right of termination under, or result in the creation of any Lien upon the assets or properties of Purchaser or any of its Subsidiaries under, any contract, indenture, loan document, license, permit, order, decree or instrument to which Purchaser or any of its Subsidiaries is a party or by which any of them or their assets or properties are bound.

     5.5 Consents and Approvals. No consent, order, approval, waiver, authorization of, or registration, application, declaration or filing with, any Governmental Entity or other Person is required with respect to Purchaser or any Subsidiary of Purchaser in connection with the execution and delivery of this Agreement, the issuance of the Purchaser Securities, the consummation of the Acquisition, or the other transactions contemplated in Articles II and III, except for:

          (i) the HSR Act, Competition Act and Investment Canada Act filings and approvals contemplated in this Agreement;

          (ii) the consents and approvals described on Section 5.5 of the Purchaser Disclosure Schedule;

          (iii) the approval by Purchaser's stockholders, as contemplated in
     Section 7.5; and

          (iv) other cases, considered individually and in the aggregate, in which any failure to make any such registration, application, declaration or filing or to obtain any such consent, order, approval, waiver or other authorization could not have a Material Adverse Effect on Purchaser and its Subsidiaries.

     5.6 Purchaser Capitalization. The authorized capital stock of Purchaser consists of (i) 120 million shares of Purchaser Common Stock and (ii) 1 million shares of Preferred Stock, $1.00 par value, of Purchaser ("Purchaser Preferred Stock"). At September 30, 1996, 60,375,811 shares of Purchaser Common Stock, and no shares of Purchaser Preferred Stock, were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable. Except as set forth in the Purchaser SEC Filings or Section 5.6 of the Purchaser Disclosure Schedule, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Purchaser or any of its Subsidiaries is authorized or outstanding and there is not outstanding any commitment of Purchaser or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as set forth in the Purchaser SEC Filings, neither Purchaser nor any of its Subsidiaries has any contingent or other obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in the Purchaser SEC Filings, Purchaser is not a party to any voting agreement, voting trust or similar agreement or arrangement relating to its capital stock or any agreement or arrangement relating to or providing for registration rights with respect to its capital stock.

     5.7 Purchaser Subsidiaries. Section 5.7 of the Purchaser Disclosure Schedule sets forth with respect to each Subsidiary (i) its jurisdiction of incorporation, (ii) each jurisdiction in which it is qualified to do business as a foreign corporation, (iii) its authorized, issued and outstanding shares of capital stock, and (iv) the holder or holders of all of its issued and outstanding shares of capital stock. Each Subsidiary of Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full authority and corporate power to conduct its business as it is presently being conducted. Each Subsidiary of Purchaser is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification, except for failures to be so qualified which could not, individually or in the aggregate, have Material Adverse Effect on Purchaser and its Subsidiaries.

     Except as accurately disclosed in Section 5.7 of the Purchaser Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of Purchaser are validly issued, fully paid and nonassessable and are owned of record and beneficially by Purchaser or a wholly owned direct or indirect Subsidiary of Purchaser. Except as set forth in Section 5.7 of the Purchaser Disclosure Schedule, there are no preemptive rights or outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, voting trust arrangements, shareholders' agreements or other agreements, commitments or understandings relating to the issued and outstanding capital stock of any Subsidiary of Purchaser. Except as described in Section 5.7 of the Purchaser Disclosure Schedule, Purchaser does not, directly or indirectly, have any equity investment in any corporation, partnership or joint venture or other business entity.

     5.8 Conduct of Hazardous and Industrial Waste Business. Purchaser is engaged in the Hazardous and Industrial Waste Business. Purchaser is not currently nor has been engaged in any business other than the Hazardous and Industrial Waste Business or owns or has owned any assets or properties which are used in any business other than the Hazardous and Industrial Waste Business.

     5.9 SEC Filings. Purchaser has filed all forms, reports and documents required to be filed with the SEC since January 1, 1993 and Purchaser has made available to the Seller true and complete copies of (i) Purchaser's Annual Report on Form 10-K for the year ended September 30, 1995, and (ii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by Purchaser with the SEC since January 1, 1993 (collectively, the "Purchaser SEC Filings"). The Purchaser SEC Filings (including all financial statements or schedules included in them) (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a later filing, on the date of the later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.10 Purchaser Financial Statements. The consolidated balance sheets and consolidated statements of operations, stockholder's equity and cash flows of Purchaser and its Subsidiaries included in the Purchaser SEC Filings fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries at their respective dates and the consolidated results of operations of Purchaser and its Subsidiaries for the respective periods then ended, in accordance with U.S. GAAP. Purchaser's audited consolidated balance sheet at September 30, 1996 included in the Purchaser SEC Filings is herein called the "Purchaser Balance Sheet."

     5.11 Absence of Certain Changes. Except as set forth in Section 5.11 of the Purchaser Disclosure Schedule, since September 30, 1996, Purchaser and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not occurred a Material Adverse Effect with respect to Purchaser and its Subsidiaries or any event that could result in a Material Adverse Effect on Purchaser and its Subsidiaries.

     5.12 No Undisclosed Liabilities. Except as disclosed in the Purchaser Balance Sheet or in Sections 5.12 and 5.15 of the Purchaser Disclosure Schedule, Purchaser and its Subsidiaries have no liabilities or obligations, known or unknown, fixed or contingent, other than (i) those liabilities and obligations arising since September 30, 1996 in the ordinary course of business and consistent with past practice, (ii) liabilities and obligations arising after the date of this Agreement without violation of Sections 7.1 and 7.2, or (iii) liabilities and obligations that, individually or in the aggregate, could not result in a Material Adverse Effect on Purchaser and its Subsidiaries.

     5.13 Purchaser Properties. Purchaser and its Subsidiaries have good and marketable title to the owned properties and assets used in the conduct of their business that are reflected in the Purchaser Balance Sheet (other than properties and assets disposed of in the ordinary course of business since September 30, 1996, which, in the aggregate, are not material), free of all Liens except Permitted Liens and Liens disclosed in Section 5.13 of the Purchaser Disclosure Schedule.

     5.14 Taxes and Tax Returns. Except as described in Section 5.14 of the Purchaser Disclosure Schedule:

          (i) all Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of Purchaser and its Subsidiaries have been or will be duly filed on a timely basis in accordance with all applicable Laws;

          (ii) at the time of their filings all such Tax Returns were or will be, in all respects, true, complete and correct;

          (iii) Purchaser and its Subsidiaries have, and within the time and in the manner prescribed by Law, paid all Taxes that are due and payable;

          (iv) the reserves for Taxes reflected in the Purchaser Balance Sheet are adequate (in accordance with U.S. GAAP) to cover all Taxes that have not been paid, but which under U.S. GAAP were accruable, through the date of the Purchaser Balance Sheet;

          (v) there are no Liens for Taxes upon any assets of Purchaser or any of its Subsidiaries, except Liens for Taxes not yet due for current Tax periods ending on or after the Closing Date;

          (vi) there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, pending, asserted or assessed against Purchaser or any Subsidiary of Purchaser and there is no basis for any additional assessments or reassessments for any Taxes for which adequate provision has not been made in the books and records of Purchaser or its Subsidiaries, as the case may be; and

          (vii) no extension of the statute of limitations or waiver of normal reassessment periods on the assessment of any Taxes has been requested or granted to Purchaser or any Subsidiary of Purchaser.

     5.15 Litigation.  Except as disclosed in the Purchaser SEC Filings or in
Section 5.15 of the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries at law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, that could have a Material Adverse Effect on Purchaser and its Subsidiaries, and there is no judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator to which Purchaser or any Purchaser Subsidiary (or any of its assets or properties) is subject that could have a Material Adverse Effect on Purchaser and its Subsidiaries. There is no suit, action, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser at law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, that could have a Material Adverse Effect on Purchaser, and there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator or mediator to which Purchaser is subject that could have a Material Adverse Effect on Purchaser. Purchaser has no knowledge of any grounds on which any suit, action, investigation or proceeding of the nature referred to in this Section 5.15 might be commenced with any reasonable likelihood of success.

     5.16 Environmental Matters.

     (i) To the knowledge of Purchaser, no Purchaser or Purchaser Subsidiary has transported, stored, received, treated or disposed of, nor has Purchaser or any Purchaser Subsidiary arranged for any third parties to transport, receive, store, treat or dispose of, waste to or at (a) any location other than a site where the receipt of such waste for such purposes was not at the time of such receipt unlawful or (b) any location designated for remedial action pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar Law assigning responsibility for the cost of investigating or remediating releases of Hazardous Substances into the environment, except to the extent such action would not have a Material Adverse Effect on the business, results of operations or financial condition of Purchaser and the Purchaser Subsidiaries or as set forth in Section 5.16 of the Purchaser Disclosure Schedule.

     (ii) Except as set forth in Section 5.16 of the Purchaser Disclosure Schedule, neither Purchaser nor any Purchaser Subsidiary has received written notice that any location to which waste has been transported, stored or disposed of by Purchaser or any Purchaser Subsidiary has been designated for remedial action pursuant to any applicable Law relating to responsibility for the cost of investigating or remediating releases of Hazardous Substances into the environment. Set forth in Section 5.16 of the Purchaser Disclosure Schedule is, to the knowledge of Purchaser, a complete and accurate list of locations to which Purchaser or any Purchaser Subsidiary has ever transported, or ever caused to be transported, allowed or arranged for any third party to transport, any type of waste material generated by customers of Purchaser or any Purchaser Subsidiary for storage, treatment, burning, recycling or disposal.

     (iii) Compliance. To Purchaser's knowledge, Purchaser and the Purchaser Subsidiaries and their respective processes, operations, transportation, storage and disposal activities and undertakings have been and are in compliance with all Environmental Laws (including reporting and record keeping requirements), except to the extent any such noncompliance would not have a Material Adverse Effect on the business, results of operations or financial condition of Purchaser and the Purchaser Subsidiaries or as set forth in Section 5.16 of the Purchaser Disclosure Schedule or noncompliances that have been fully and finally resolved. To Purchaser's knowledge, Purchaser and the Purchaser Subsidiaries have received no Notice of noncompliance and Purchaser has no knowledge of any facts which could give rise to a Notice of noncompliance, with any Environmental Laws, except to the extent any such noncompliance would not have a Material Adverse Effect on the business, results of operations or financial condition of Purchaser and the Purchaser Subsidiaries taken as whole, or as set forth in
Section 5.16 of the Purchaser Disclosure Schedule.

     (iv) Environmental Permits. Except as set forth in Section 5.16 of the Purchaser Disclosure Schedule and except to the extent that the failure to obtain an Environmental Permit would not have a Material Adverse Effect on the business, results of operations or financial condition of Purchaser and the Purchaser Subsidiaries, Purchaser and the Purchaser Subsidiaries have obtained all Environmental Permits which are required for the operation of the Purchaser's business as presently conducted, all of which Environmental Permits are listed in Section 5.16 of the Purchaser Disclosure Schedule. To the knowledge of Purchaser, all such Environmental Permits are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded by any administrative or regulatory agency, except for violations that have been fully and finally resolved and violations which would not have a Material Adverse Effect on the business, results of operations or financial condition of Purchaser and the Purchaser Subsidiaries, or as set forth in
Section 5.16 of the Purchaser Disclosure Schedule, and no proceeding is pending or, to the knowledge of Purchaser, threatened to revoke or limit any of them.

     (v) No Offenses. Except as disclosed in Section 5.16 of the Purchaser Disclosure Schedule, within the past seven (7) years, Purchaser and the Purchaser Subsidiaries have never been convicted of a criminal offense for noncompliance with any Environmental Laws, or been fined or otherwise sentenced in or settled any such criminal prosecution short of conviction.

     (vi) No Release of Hazardous Substances.  Except as disclosed in Section
5.16 of the Purchaser Disclosure Schedule, to the knowledge of Purchaser, neither of Purchaser nor any of the Purchaser Subsidiaries has received any Notice which alleges that Purchaser or any of the Purchaser Subsidiaries is liable for (a) the Release of any Hazardous Substances on or off-site of its property in a manner that fails to comply with applicable Environmental Laws or
(b) any Release from a facility owned or operated by third parties.

     (vii) Disposal Sites. Except as set forth in Section 5.16 of the Purchaser Disclosure Schedule, to the knowledge of Purchaser, neither Purchaser nor any of the Purchaser Subsidiaries has received Notice that Purchaser or any of the Purchaser Subsidiaries is a potentially responsible party for a federal, state, provincial or local clean-up site or for corrective action under any Environmental Law. Except as set forth in Section 5.16 of the Purchaser Disclosure Schedule, to the knowledge of Purchaser, neither Purchaser nor any of the Purchaser Subsidiaries has received any written request for information from a regulatory agency with respect to a disposal or contaminated site.

     (viii) Environmental Audits. To Purchaser's knowledge, Purchaser and the Purchaser Subsidiaries have made available to Seller all environmental audits, evaluations and assessments in their possession which concern Purchaser or any of its Subsidiaries.

     (ix) Financial Assurances. Section 5.16 of the Purchaser Disclosure Schedule sets forth a list of each guaranty or other financial security currently maintained pursuant to the requirements of applicable Environmental Laws with regard to the assets and activities of Purchaser or any of its Subsidiaries.

     (x) Landfills. Section 5.16 of the Purchaser Disclosure Schedule lists each landfill owned or operated by Purchaser and its Subsidiaries and accurately describes each such landfill by its city or county and state or province of location, total acreage, permitted acreage, estimated remaining permitted capacity in tons, estimated or mandated closure date, and estimated closure, post-closure and reclamation liability at its projected or mandated closure date (computed at the closure date with and without discount to present value).

     5.17 Governmental Licenses and Permits; Compliance with Laws. Except as described in the Purchaser SEC Filings or Section 5.17 of the Purchaser Disclosure Schedule, neither Purchaser nor any of its Subsidiaries has received notice of any revocation or modification of any license, certification, tariff, permit, registration, exemption, approval or other authorization by any Governmental Entity which remains outstanding. The conduct of the business of Purchaser and its Subsidiaries complies and has been conducted in compliance with all applicable Laws, except for violations or failures to comply, if any, that, individually or in the aggregate, could not have a Material Adverse Effect on Purchaser and its Subsidiaries.

     5.18 Labor Matters. Section 5.18 of the Purchaser Disclosure Schedule lists and describes each collective bargaining agreement covering employees of Purchaser. Except as disclosed in Section 5.18 of the Purchaser Disclosure Schedule, (i) neither Purchaser nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization applicable to employees of Purchaser, (ii) there is no labor strike, dispute, slowdown, work stoppage, unresolved material labor union grievance or labor arbitration proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any Subsidiary, and (iii) to the knowledge of Purchaser, there are no current union organizing activities among employees of Purchaser or any Subsidiary.

     Since the enactment of the WARN Act, neither Purchaser nor any Subsidiary has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of any employment or facility of any Subsidiary. Neither Purchaser nor any Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Canadian federal, state, provincial or local Law. Except as set forth in
Section 5.18 of the Purchaser Disclosure Schedule, no employees of Purchaser or any Subsidiary have suffered an "employment loss" (as defined in the WARN Act) since December 31, 1995.

     5.19 Employee Benefit Plans. Section 5.19 of the Purchaser Disclosure Schedule sets forth each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by Purchaser, any Purchaser Subsidiary or any ERISA Affiliate of Purchaser for the benefit of employees or former employees and directors or former directors of any of the Subsidiaries and their spouses, dependents or beneficiaries (the "Purchaser Employee Plans"). True and correct copies of each of the Purchaser Employee Plans have been delivered to the Seller, along with the most recent annual report for each Purchaser Employee Plan, any trust agreement relating to each Purchaser Employee Plan and the most recent summary plan description, actuarial report and determination letter for each Purchaser Employee Plan. Purchaser has complied, and currently is in compliance, both as to form and operation, in all material respects, with the applicable provisions of ERISA and each other Law or regulation imposed or administered by any Governmental Entity with respect to each of the Purchaser Employee Plans. Except as set forth in
Section 5.19 of the Purchaser Disclosure Schedule, Purchaser has at no time maintained, adopted, established, contributed to or been required to contribute to, otherwise participated in or been required to participate in, or had any liability with respect to, any "employee benefit plan" within the meaning of section 3(3) of ERISA. All Purchaser Employee Plans providing pension or retirement benefits or obligations to current or former employees or their spouses, dependents and beneficiaries are referred to collectively as "Purchaser Pension Plan" and identified in Section 5.19 of the Purchaser Disclosure Schedule. Except as set forth in Section 5.19 of the Purchaser Disclosure Schedule, no provision concerning the Purchaser Pension Plan is contained in any collective bargaining agreement affecting any current or former employees of any Purchaser Subsidiary. Each Purchaser Pension Plan that is required to be qualified under Section 401(a) and Section 501(a) of the Code has received a determination letter to such effect and no event has occurred which is reasonably likely to result in the disqualification of any such Purchaser Pension Plan. The Purchaser Pension Plan is registered under, and is in material compliance with, applicable Law. All contributions to, and payments from, each Purchaser Employee Plan which may have been required to be made in accordance with the terms of any such Purchaser Employee Plan and, where applicable, the Laws which govern such Purchaser

Employee Plan, have been made in a timely manner, and each Purchaser Employee Plan has otherwise at all times been administered in accordance with its terms and applicable Law in all material respects. All material reports, Tax Returns and similar documents with respect to any Purchaser Employee Plan required to be filed with any Governmental Entity or distributed to any Purchaser Employee Plan participant have been duly filed on a timely basis or distributed. There are no pending investigations by any Governmental Entity involving or relating to any Purchaser Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Purchaser Employee Plans), suits or proceedings against any Purchaser Employee Plan or asserting any rights or claims to benefits under any Purchaser Employee Plan which could give rise to a liability nor, to the knowledge of Purchaser, are there any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding. No Notice has been received by Purchaser or any of its Subsidiaries of any complaints or other proceedings of any kind involving any of the Purchaser Subsidiaries or any of the employees of any of the Purchaser Subsidiaries or other potential claimants before any Governmental Entity relating to any Purchaser Employee Plan or to any of the Purchaser Subsidiaries and to the knowledge of Purchaser, there is no basis for any such claims. Except as set forth in Section 5.19 of the Purchaser Disclosure Schedule, the assets of each Purchaser Employee Plan are at least equal to the liabilities, contingent or otherwise, of such Purchaser Employee Plan on a plan termination basis, and each Purchaser Pension Plan is fully funded on a going concern and solvency basis in accordance with its terms, applicable actuarial recommendations and applicable Law. Neither Purchaser nor any of its Subsidiaries contribute to or have an obligation to contribute to, and, to the knowledge of Purchaser, have not within 6 years prior to the date of this Agreement contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA. No event has occurred and, to the knowledge of Purchaser, there exists no condition or set of circumstances in connection with which Seller, any of its Affiliates or Subsidiaries could be subject to any liability under the terms of each Purchaser Employee Plan or under any applicable law of any Governmental Entity, other than any condition or set of circumstances that could not have a Material Adverse Effect on the Subsidiaries. In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under a Purchaser Employee Plan which, in the aggregate, would be nondeductible under Section 280G of the Code.

     The beneficiaries under all Purchaser Employee Plans consist only of employees or former employees and directors or former directors of any of Purchaser and its Subsidiaries and their spouses, dependents or beneficiaries.

     5.20 Financing. The funds committed to be made available to Purchaser under the Commitment Letter, together with Purchaser's funds and funds otherwise available to Purchaser, are sufficient to consummate the Acquisition.

     5.21 Brokers. Except for Raymond James & Associates, Inc., which has acted as financial advisor to Purchaser in connection with the Acquisition, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Acquisition based upon arrangements made by or on behalf of Purchaser.

     5.22 Material Contracts. Section 5.22 of Purchaser Disclosure Schedule lists all of the following written or oral contracts, agreements and commitments (collectively, the "Purchaser Contracts"):

          (i) all employment, consulting or personal services agreements or contracts with any present or former officer, director or employee of Purchaser who has an annual salary of $250,000 or more (determined by using the currency in which they are paid);

          (ii) all hazardous waste management agreements and contracts (including those relating to the receipt, transport, disposal or other management of waste) between Purchaser and any municipality or other Governmental Entity or Person which resulted in annual payments in the 1996 fiscal year to or by Purchaser of $2,000,000 or more, which list includes the term of such agreements or contracts;

          (iii) all contracts, agreements, agreements in principle, letters of intent and memoranda of understanding which call for or contemplate the future disposition (including restrictions on transfer and rights of first offer or refusal) or acquisition of (or right to acquire) any interest in any business enterprise, and all contracts, agreements and commitments relating to the future disposition of a material portion of the assets and properties of Purchaser other than in the ordinary course of business;

          (iv) all contracts, agreements with, or commitments to, any Person containing any provision or covenant relating to the indemnification or holding harmless by Purchaser of any Person which could result in a liability to Purchaser of $250,000 or more;

          (v) all leases or subleases of real property used in the conduct of business of Purchaser providing for annual rental payments to be paid by or on behalf of Purchaser of more than $250,000 in each case;

          (vi) all contracts or agreements committing Purchaser to make a capital expenditure in excess of $250,000;

          (vii) all guaranties or other commitments or undertakings under which Purchaser may be primarily, secondarily, contingently or conditionally liable for or in respect of (or which creates, constitutes or evidences a Lien on) any of the assets or properties of Purchaser which secures the payment or performance on any present or future liability or obligation of or to Purchaser or its Subsidiaries or any officer or director of Purchaser or its Subsidiaries; and

          (viii) all Purchaser Intercompany and Affiliate Agreements.

     Purchaser shall make available to Seller within 15 days of the Closing a true and correct copy of each Purchaser Contract. Each of the Purchaser Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Purchaser, and, to the knowledge of Purchaser, of each other Person that is a party to it. Except as set forth in Section 5.22 of the Purchaser Disclosure Schedule, Purchaser is not, and, to the knowledge of Purchaser, no other party to any Purchaser Contract is, in violation, breach or default of such Purchaser Contract or, with or without notice or lapse of time or both, would be in violation, breach or default of any such Purchaser Contract, except for any violation, breach or default which, individually or in the aggregate, could not result in a Material Adverse Effect on the Purchaser. Except as set forth in Section 5.22 of the Purchaser Disclosure Schedule, no Purchaser Contract provides that any party thereto other than Purchaser may terminate such Purchaser Contract by reason of the execution of this Agreement or the consummation of the Acquisition.

     5.23 Bank Accounts. Section 5.23 of the Purchaser Disclosure Schedule lists each bank, trust company or similar institution with which Purchaser maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

     5.24 Officers and Directors. Section 5.24 of the Purchaser Disclosure Schedule accurately lists by name and title all officers and directors of Purchaser.

     5.25 Affiliate Transactions. Purchaser has not entered into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of property of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of such Affiliate's business and upon fair and reasonable terms no less favorable to such Affiliate than would be obtainable in a comparable arm's-length transaction with a Person not Purchaser or any Affiliate of Purchaser.

     5.26 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of Purchaser are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of Purchaser are sufficient for the continued conduct of Purchaser's businesses after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

                                   ARTICLE VI
                  SELLER AND LAIDLAW COVENANTS PENDING CLOSING

     Seller and Laidlaw jointly and severally agree that pending the Closing, without the prior written consent of Purchaser:

     6.1 Conduct of Business. Each Acquired Subsidiary shall conduct its operations according to its ordinary and usual course of business, comply with applicable Laws, comply with the terms of Seller Employee Plans (including by making all contributions required by the terms of the Seller Pension Plan, applicable actuarial recommendations and applicable Laws), and use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain normal business relationships with customers, suppliers and others having business relationships with it. Seller and Laidlaw shall confer on a regular and frequent basis with one or more designated representatives of Purchaser to report on operational matters of materiality and to report the general status of on-going operations of the Acquired Subsidiaries. Seller or Laidlaw shall notify Purchaser of:

          (i) any unexpected material emergency or other material change in the normal course of business or in the operation of the properties of the Acquired Subsidiaries;

          (ii) the instigation of or any significant development in any regulatory proceedings or complaints, investigations or hearings of Governmental Entities (or communications indicating that any may be contemplated) involving either Seller or any Acquired Subsidiary, which instigation or development could have a Material Adverse Effect on the Acquired Subsidiaries, Laidlaw or Seller;

          (iii) proposed budgets, capital expenditures, acquisitions and dispositions of assets and other decisions involving material properties of the Acquired Subsidiaries; and

          (iv) any matter or event which comes to the knowledge of Seller or Laidlaw and which makes or could make any representation and warranty made by Seller or Laidlaw in Article IV untrue or inaccurate.

     Seller and Laidlaw shall keep Purchaser fully informed of such events and permit Purchaser's representatives access to all materials prepared in connection with such events.

     6.2 Forbearance by the Acquired Subsidiaries. Neither Seller nor Laidlaw shall cause or permit any Acquired Subsidiary to (except as contemplated in Section 3.2):

          (i) amend its charter or bylaws (or other similar organizational documents);

          (ii) issue, sell, pledge, dispose of or encumber any shares of its capital stock or securities convertible into any such shares, or enter into any agreement or commitment with respect to the issuance or purchase of any such shares or securities;

          (iii) pay any dividend or other distribution in respect of the Chem-Waste Shares or redeem, purchase or acquire any Chem-Waste Shares;

          (iv) incur any indebtedness for borrowed money other than Intercompany Seller Indebtedness;

          (v) make or commit to make any capital investment, capital expenditure, capital addition or capital improvement, except to the extent that any single capital expenditure (or series of related capital expenditures) made or committed to be made by any Acquired Subsidiary and all capital expenditures made or committed to be made by all Acquired Subsidiaries do not exceed the amounts set forth in the budget of capital expenditures included in Section 6.2 of the Seller Disclosure Schedule;

          (vi) except in the ordinary course of business, and except for settlements made by insurers, enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to such Acquired Subsidiary or its respective properties which requires such Acquired Subsidiary to make a payment in excess of $250,000 or which would result in the imposition of any restriction upon the operations of such Acquired Subsidiary or the disposition of any of its properties, except for restrictions or dispositions which could not have a Material Adverse Effect on the Acquired Subsidiaries;

          (vii) sell real property or any interest in or improvement upon real property or any other capital asset the book value or sales price of which is more than $250,000;

          (viii) amend the Seller Pension Plan or Seller Employee Plans or make any statement relating to any anticipated or proposed increase in benefits under the Seller Pension Plan or Seller Employee Plans for current, future or former employees of any of the Acquired Subsidiaries other than strictly in accordance with the terms of the Seller Pension Plan or Seller Employee Plans as currently constituted;

          (ix) transfer, license, lease, sell, dispose, mortgage or encumber any assets or properties other than in the ordinary course of business; or

          (x) increase compensation, benefits or severance for employees of any Acquired Subsidiary except as required by any collective bargaining agreements entered into by the Acquired Subsidiaries as in effect on the date of this Agreement and except as set forth in Section 6.2 of the Seller Disclosure Schedule.

     6.3 Access and Information. Seller and Laidlaw shall give to Purchaser and its representatives (including its lenders and their representatives) full access during normal business hours to all the properties, books, contracts, commitments, records, Tax Returns, personnel and advisors of Seller, Laidlaw and the Acquired Subsidiaries so that Purchaser may have full opportunity to make such investigation of the Acquired Subsidiaries as it shall reasonably request in advance. Seller and Laidlaw will cause Coopers & Lybrand to permit KPMG Peat Marwick to review and examine the work papers of Coopers & Lybrand relating to Seller, Laidlaw and the Acquired Subsidiaries. Seller and Laidlaw will promptly furnish to Purchaser all information with respect to the Acquired Subsidiaries which Purchaser may reasonably request. Additionally, Seller and Laidlaw will promptly furnish Purchaser all information concerning the Acquired Subsidiaries required for inclusion in any application, filing, statement or notice to be made by Purchaser to, or filed or joined in by Purchaser with, any Governmental Entity in connection with this Agreement or the Acquisition, including the Purchaser Proxy Statement, and none of such information shall, at the date furnished, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Seller and Laidlaw shall prior to the Mailing Date promptly inform Purchaser on becoming aware that any information concerning any of the Acquired Subsidiaries furnished to Purchaser pursuant to this Section 6.3 contains any such material misstatement or omission.

     6.4 Supplemental Information. Laidlaw shall, within five days following each such filing, furnish Purchaser with a copy of each Current Report on Form 8-K, each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K filed by Laidlaw with the SEC. Seller shall also furnish to Purchaser copies of interim monthly financial statements for the Acquired Subsidiaries (prepared using the format customarily used by Seller for such internal reports and, no less frequently than each fiscal quarter, prepared for the Acquired Subsidiaries for such fiscal quarter on a combined basis) as soon as practicable but in any event within 35 days after the end of each month or quarter, as the case may be, together with any information ordinarily prepared in connection with such financial statements. All such interim financial statements shall fairly present in all material respects in accordance with U.S. GAAP, consistently applied, the combined financial position of the Acquired Subsidiaries covered thereby at the respective dates thereof, and the results of their operations, and cash flows for the Acquired Subsidiaries covered thereby for the respective periods covered thereby, subject to year-end adjustments (consisting of normal recurring accruals) and the omission of explanatory footnote materials required by U.S. GAAP.

     6.5 Confidentiality. All information and data furnished by Purchaser to Seller or Laidlaw under Section 7.3 or any other provision of this Agreement shall be received, held, treated and, if applicable, returned to Purchaser, in accordance and compliance with the Confidentiality Agreement.

     6.6 Consummation of Acquisition. Seller and Laidlaw shall use their best efforts to perform and fulfill, and shall use their best efforts to cause the Acquired Subsidiaries to perform and fulfill, all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the Acquisition shall be consummated.

     6.7 Access for Environmental Report. Seller shall cause the Acquired Subsidiaries to each give to The Toronto-Dominion Bank environmental consultants, full access to the facilities, personnel and records of the Acquired Subsidiaries as such consultants shall reasonably request (including for physical inspection of sites and the drilling of wells and the conducting of soil borings and other Phase II investigatory techniques) in order to conduct Phase I and II environmental assessments of each parcel of real property owned, or under the management or control of, or operated, leased or occupied by, an Acquired Subsidiary, and to prepare a report reflecting the findings and recommendations of such consultants concerning such Phase I and Phase II environmental assessments. Seller shall use its best efforts to ensure that all information provided to The Toronto-Dominion Bank environmental consultants in the course of its conduct of such environmental assessments is accurate, complete and not misleading (including by omissions). Seller will provide, and will cause the Acquired Subsidiaries to provide, upon written request therefor, all consents, approvals and directions (and waivers of privacy, freedom of information and similar Laws) so as to permit such consultants to have prompt and unrestricted access to all relevant information in the possession or under the control of Governmental Entities.

     6.8 Acquisitions of Purchaser Common Stock. Laidlaw and its Affiliates for a period of three years from the Closing Date shall not purchase any issued and outstanding shares of Purchaser Common Stock (other than the Purchaser Common Shares and Additional Purchaser Common Shares), unless Laidlaw or its Affiliate, as the case may be, shall have received the consent of a majority of those members of the Board of Directors of Purchaser appointed jointly by Purchaser and Laidlaw. Notwithstanding anything in this Section 6.8 to the contrary, the shares of Purchaser Common Stock purchased by employees of Purchaser or any Purchaser Subsidiary upon exercise of options issued to any of such employees pursuant to the Purchaser Employee Plans shall not be aggregated with any shares of Purchaser Common Stock purchased by Laidlaw or its Affiliates subsequent to the Closing Date for purposes of determining whether Laidlaw or its Affiliates have complied with the limitation on purchases of shares of Purchaser Common Stock set forth in the immediately preceding sentence.

     6.9 Competition. None of Laidlaw or its Affiliates for a period of five years after the Closing Date shall compete with Purchaser or any Purchaser Affiliate with respect to owning, operating, constructing or otherwise engaging in the Hazardous and Industrial Waste Business.

                                   ARTICLE VII
                       PURCHASER COVENANTS PENDING CLOSING

     Purchaser agrees that pending the Closing, without the prior written consent of Laidlaw and Seller:

     7.1 Conduct of Business. Purchaser and its Subsidiaries shall conduct their operations according to their ordinary and usual course of business, comply with all applicable Laws, comply with the terms of the Purchaser Employee Plans (including by making all contributions required by the terms of the Purchaser Pension Plan, applicable actuarial recommendations and applicable
Laws), and shall use their best efforts to preserve intact their business organization, keep available the services of their officers and employees and maintain normal business relationships with customers, suppliers and others having business relationships with it. Purchaser shall confer on a regular and frequent basis with one or more designated representatives of Laidlaw and Seller to report on operational matters of materiality and to report the general status of on-going operations of Purchaser. Purchaser shall notify Laidlaw and Seller of:

          (i) any unexpected material emergency or other material change in the normal course of business or in the operation of the properties of Purchaser and its Subsidiaries;

          (ii) the instigation of or any significant development in any regulatory proceedings or complaints, investigations or hearings of Governmental Entities (or communication indicating that any may be contemplated) involving Purchaser and its Subsidiaries, which instigation or development could have a Material Adverse Effect on Purchaser and its Subsidiaries;

          (iii) proposed budgets, capital expenditures, acquisitions and dispositions of assets and other decisions involving material properties of Purchaser and its Subsidiaries; and

          (iv) any matter or event which comes to the knowledge of Purchaser and which makes or could make any representation and warranty made by Purchaser in Article V untrue or inaccurate.

     Purchaser shall keep Laidlaw and Seller fully informed of such events and permit Seller's representatives access to all materials prepared in connection with such events.

     7.2 Forbearance by Purchaser and its Subsidiaries. Purchaser shall not nor shall it cause or permit any of its Subsidiaries to:

          (i) amend or propose to amend its certificate of incorporation (except as contemplated in Section 7.5) or bylaws;

          (ii) issue any shares of Purchaser Common Stock or shares of any Subsidiary or securities convertible into or exchangeable for shares of Purchaser Common Stock or shares of any Subsidiary, or enter into any agreement or commitment with respect to the issuance or purchase of any such shares or securities, except that Purchaser may (a) issue shares of Purchaser Common Stock upon any exercise of any presently outstanding convertible indebtedness of Purchaser which are, in each such case, described in the Purchaser SEC Filings and (b) issue shares of Purchaser Common Stock issuable upon any exercise of any options granted under any presently existing director and employee stock option plans;

          (iii) split, combine or reclassify any outstanding shares of Purchaser Common Stock or shares of any Subsidiary;

          (iv) declare, pay or set aside for payment any dividend or other distribution in respect of any outstanding shares of Purchaser Common Stock or redeem, purchase or acquire any Purchaser Common Stock;

          (v) incur any Indebtedness for borrowed money other than Indebtedness to Purchaser or another Purchaser Subsidiary; or

          (vi) make or commit to make any capital investment, capital expenditure, capital addition or capital improvement, except to the extent that any single capital expenditure (or series of related capital expenditures) made or committed to be made by Purchaser or any Purchaser Subsidiary and all capital expenditures made or committed to be made by Purchaser or any Purchaser Subsidiary do not exceed the amounts set forth in the budget of capital expenditures included in Section 7.2 of the Purchaser Disclosure Schedule.

          (vii) except in the ordinary course of business, and except for settlements made by insurers, enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Purchaser or any Purchaser Subsidiary or its respective properties which requires Purchaser or such Purchaser Subsidiary to make a payment in excess of $250,000 or which would result in the imposition of any restriction upon the operations of Purchaser or any

     Purchaser Subsidiary or the disposition of any of its properties, except for restrictions or dispositions which could not have a Material Adverse Effect on Purchaser and its Subsidiaries;

          (viii) sell real property or any interest in or improvement upon real property or any other capital asset the book value or sales price of which is more than $250,000;

          (ix) amend the Purchaser Pension Plan or Purchaser Employee Plans or make any statement relating to any anticipated or proposed increase in benefits under the Purchaser Pension Plan or Purchaser Employee Plans for current, future or former employees of Purchaser or its Subsidiaries other than strictly in accordance with the terms of the Purchaser Pension Plan or Purchaser Employee Plans as currently constituted;

          (x) transfer, license, lease, sell, dispose, mortgage or encumber any assets or properties other than in the ordinary course of business; or

          (xi) increase compensation, benefits or severance for employees of Purchaser or any Purchaser Subsidiary except as required by any collective bargaining agreements entered into by Purchaser or such Purchaser Subsidiary as in effect on the date of this Agreement and except as set forth in Section 7.2 of the Purchaser Disclosure Schedule.

     7.3 Access and Information. Purchaser shall give Laidlaw, Seller and its representatives full access during normal business hours to all the properties, books, contracts, commitments, Tax Returns, personnel and advisors, and records of Purchaser and its Subsidiaries so that Laidlaw and Seller may have full opportunity to make such investigation of Purchaser and its Subsidiaries as they shall reasonably request in advance. Purchaser will cause KPMG Peat Marwick to permit Coopers & Lybrand to review and examine the workpapers of KPMG Peat Marwick relating to Purchaser and its Subsidiaries. Purchaser will furnish Laidlaw and Seller all information concerning Purchaser and its Subsidiaries which Laidlaw or Seller may reasonably request. Additionally, the Purchaser will promptly furnish to Laidlaw and Seller all information concerning Purchaser and its Subsidiaries required for inclusion in any application, filing, statement or notice made by Laidlaw or Seller to, or filed or joined in by Laidlaw or Seller with, any Governmental Entity in connection with this Agreement or the Acquisition, and none of such information shall, at the date furnished, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser shall prior to the Mailing Date promptly inform Laidlaw and Seller on becoming aware that any information concerning the Purchaser furnished to Laidlaw and Seller pursuant to this Section 7.3 contains any such material misstatement or omission.

     7.4 Supplemental Information. Purchaser shall, within five days following each such filing, furnish Laidlaw and Seller with a copy of each Current Report on Form 8-K, each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K filed by Purchaser with the SEC. Purchaser shall also furnish Laidlaw and Seller copies of Purchaser's interim monthly consolidated financial statements as soon as practicable but in any event within 35 days after the end of each month, together with any information ordinarily prepared in connection with such financial statements. All financial statements included in each such Quarterly Report on Form 10-Q and Annual Report on Form 10-K shall be prepared in conformity with U.S. GAAP, shall present fairly in all material respects, in accordance with U.S. GAAP, the consolidated financial position of Purchaser and its Subsidiaries at the end of the periods covered thereby and the results of their consolidated operations for the periods covered thereby, subject, in the case of unaudited interim financial statements, to year-end adjustments (consisting of normal recurring accruals) and the omission of explanatory footnote materials required by U.S. GAAP.

     7.5 Purchaser Stockholders' Meeting and Restated and Amended Certificate of Incorporation. Purchaser shall call a special meeting of the holders of Purchaser Common Stock to be held to vote to approve the Agreement, the issuance of the Purchaser Common Shares, the Additional Purchaser Common Shares, and to approve the Restated and Amended Certificate of Incorporation of the Purchaser, which shall provide for the authorization of additional shares of authorized Purchaser Common Stock, for the change of the name of the Purchaser to "Laidlaw Environmental Services, Inc." and the increase in the size of the Board of Directors to ten members and that the Board of Directors shall consist of the individuals in Section 7.5 of the Seller Disclosure Schedule. Purchaser will use its best efforts to hold the Purchaser Stockholders' Meeting no later than 40 days following the date of mailing of the definitive proxy statement to be furnished to its stockholders in connection with such meeting (the "Purchaser Proxy Statement"). Subject to fiduciary duties under applicable Laws, Purchaser will recommend to its stockholders approval of the matters referred to above, and agrees to take all lawful action to solicit and use its best efforts to obtain a favorable vote thereon. In connection with the Purchaser Stockholders' Meeting, Purchaser shall prepare and file with the SEC, as soon as practicable following the delivery to Purchaser of the Chem-Waste Group Audited Financial Statements, a preliminary copy of the Purchaser Proxy Statement. As soon as practicable thereafter, Purchaser will cause to be mailed to each holder of Purchaser Common Stock a copy of the Purchaser Proxy Statement complying in all material respects with the Exchange Act. All information concerning Purchaser or any of its Subsidiaries included in the Purchaser Proxy Statement will be, on the date of commencement of the mailing of the Purchaser Proxy Statement (the "Mailing Date"), true and correct in all material respects without omission of any material fact required to be stated to make the information set forth therein, in light of the circumstances under which they were made, not misleading.

     7.6 Confidentiality. All information and data furnished by Seller or Laidlaw to Purchaser under Section 6.3 or any other provision of this Agreement shall be received, held, treated and, if applicable, returned to Seller, in accordance and compliance with the Confidentiality Agreement.

     7.7 Consummation of Acquisitions. Purchaser shall use its best efforts to perform and fulfill, and shall use its best efforts to cause its Subsidiaries to perform and fulfill, all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the Acquisition shall be consummated.

     7.8 Letter from Stockholders. On or before the date of this Agreement, Purchaser has received, and has delivered to Laidlaw and Seller copies of, a letter from John W. Rollins, John W. Rollins, Jr. and Henry B. Tippie agreeing to vote all shares of Purchaser Common Stock held by them for approval of the matters to be submitted to Purchaser's stockholders for approval pursuant to
Section 7.5 of this Agreement.

     7.9 Access for Environmental Report. Purchaser shall and shall cause its Subsidiaries to give to The Toronto-Dominion environmental consultants, full access to the facilities, personnel and records of the Purchaser and its Subsidiaries as such consultants shall reasonably request (including for physical inspection of sites and the drilling of wells and the conducting of soil borings and other Phase II investigatory techniques) in order to conduct Phase I and II environmental assessments of each parcel of real property owned, or under the management or control of, or operated, leased or occupied by, Purchaser and its Subsidiaries, and to prepare a report reflecting the findings and recommendations of such consultants concerning such Phase I and Phase II environmental assessments. Purchaser shall and shall cause its Subsidiaries to use its best efforts to ensure that all information provided to The Toronto-Dominion Bank environmental consultants in the course of its conduct of such environmental assessments is accurate, complete and not misleading (including by omissions). The Purchaser will and will cause its Subsidiaries to provide, upon written request therefor, all consents, approvals and directions (and waivers of privacy, freedom of information and similar Laws) so as to permit such consultants to have prompt and unrestricted access to all relevant information in the possession or under the control of Governmental Entities.

                                  ARTICLE VIII
                                MUTUAL CONDITIONS

     The respective obligations of all Parties to consummate the Acquisition and to take the other actions called for under Articles II and III are subject to the fulfillment of each of the following conditions on or before the Closing
Date:

     8.1 No Adverse Proceedings. No order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent consummation of the Acquisition, and no proceeding brought by a Governmental Entity or any other Person shall have been commenced and be pending which seeks to restrain, enjoin, prevent or materially delay or restructure the Acquisition.

     8.2 HSR Waiting Period. The waiting period under the HSR Act shall have expired or otherwise been terminated.

     8.3 Purchaser Stockholder Approval. The matters to be submitted to Purchaser's stockholders as set forth in Section 7.5 of this Agreement shall have been approved by the requisite vote of the holders of Purchaser Common Stock.

     8.4 Competition Act Matters. Either (i) the Competition Act Director shall have issued an Advance Ruling Certificate in respect of the Acquisition and shall not have subsequently withdrawn the Advance Ruling Certificate or indicated that he has obtained new information as result of which the Competition Act Director is no longer satisfied that he would not have sufficient grounds on which to make an application under Section 92 of the Competition Act with respect to the Acquisition, (ii) the applicable time period under Section 123 of the Competition Act shall have expired or (iii) the Parties determine that the Competition Act does not apply to the Acquisition.

     8.5 Westinghouse Debt Retirement. The Westinghouse Debt shall be retired in accordance with that certain Letter of Intent dated January 6, 1997 by and among Purchaser, Laidlaw and Westinghouse Electric Corporation.

     8.6 Reorganization. Seller shall have reorganized such that Chem-Waste shall own the entire Hazardous and Industrial Waste Business of Seller and its Affiliates.
                                   ARTICLE IX
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the Acquisition and to take the other actions called for under Articles II and III are subject to the fulfillment of each of the following conditions on or before the Closing Date:

     9.1 Representations True at Closing. Seller and Laidlaw shall have performed and complied in all material respects with all obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing, and the representations and warranties of Seller and Laidlaw contained in this Agreement shall be true and correct when made and at and as of the Closing as if made at and as of such date and time; and the Purchaser shall have received certificates, each dated the Closing Date, of the President or a Vice President of each of Seller and Laidlaw, to the effect set forth in this Section 9.1.

     9.2 No Adverse Changes. Since the date of this Agreement, no event or series of events taken in the aggregate shall have occurred which could have a Material Adverse Effect on the Acquired Subsidiaries or Seller.

     9.3 Investment Canada Act. Purchaser shall have received from the ICA Minister a notice, satisfactory in form and substance to the Purchaser, under subsection 21(l) of the Investment Canada Act, stating that the Acquisition is likely to be of net benefit to Canada, or the ICA Minister shall have been deemed, under Section 21(2) of the Investment Canada Act, to be satisfied that the Acquisition is likely to be of net benefit to Canada and Purchaser shall have received a notice from the ICA Minister to that effect, or the Parties shall have determined that the Investment Canada Act does not apply to the Acquisition.

     9.4 Competition Act Matters. Either (i) the Competition Act Director shall have issued an Advance Ruling Certificate in respect of the Acquisition and shall not have subsequently withdrawn the Advance Ruling Certificate or indicated that he has obtained new information as a result of which the Competition Act Director is no longer satisfied that he would not have sufficient grounds on which to make an application under Section 92 of the Competition Act in respect of the Acquisition, (ii) the Competition Act Director or his representative shall have advised the Purchaser (on terms and in form satisfactory to them) that the Competition Act Director does not currently intend to make an application under Section 92 of the Competition Act in respect of the Acquisition, and such advice shall not have been amended or rescinded or
(iii) the Parties determine that the Competition Act does not apply to the Acquisition.

     9.5 Acquisition Financing. Purchaser shall have received the proceeds of the financings contemplated in the Commitment Letter, or proceeds from other financing with respect to the Acquisition which are satisfactory to Purchaser, in an aggregate amount of at least $650,000,000.

     9.6 Opinion of Financial Advisor. On the date of this Agreement, Purchaser has received the opinion of Raymond James & Associates, Inc. to the effect that on the basis of the assumptions referred to therein, the consideration payable by Purchaser in connection with the Acquisition, taken as a whole, is fair to Purchaser.

                                    ARTICLE X
                CONDITIONS TO SELLER'S AND LAIDLAW'S OBLIGATIONS

     The respective obligations of Seller and Laidlaw to consummate the Acquisition and to take the other actions called for under Articles II and III are subject to the fulfillment of each of the following conditions on or before the Closing Date:

     10.1 Representations True at Closing. Purchaser shall have performed and complied in all material respects with all obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing and the representations and warranties of Purchaser contained in this Agreement shall be true and correct when made and at and as of the Closing as if made at and as of such date and time; and Seller shall have received a certificate, dated the Closing Date, of the President or Vice President of Purchaser, to the effect set forth in this Section 10.1.

     10.2 No Adverse Changes. Since the date of this Agreement, no event or series of events taken in the aggregate shall have occurred which could have a Material Adverse Effect on Purchaser and its Subsidiaries.

     10.3 Investment Canada Act. Seller shall have received from the ICA Minister a notice, satisfactory in form and substance to Seller, under subsection 21(l) of the Investment Canada Act, stating that the Acquisition is likely to be of net benefit to Canada, or the ICA Minister shall have been deemed, under Section 21(2) of the Investment Canada Act, to be satisfied that the Acquisition is likely to be of net benefit to Canada and Seller shall have received a notice from the ICA Minister to that effect, or the Parties determine that the Investment Canada Act does not apply to the Acquisition.

     10.4 Competition Act Matters. Either (i) the Competition Act Director shall have issued an Advance Ruling Certificate in respect of the Acquisition and shall not have subsequently withdrawn the Advance Ruling Certificate or indicated that he has obtained new information as a result of which the Competition Act Director is no longer satisfied that he would not have sufficient grounds on which to make an application under Section 92 of the Competition Act in respect of the Acquisition, (ii) the Competition Act Director or his representative shall have advised Seller (on terms and in form satisfactory to them) that the Competition Act Director does not currently intend to make an application under Section 92 of the Competition Act in respect of the Acquisition, and such advice shall not have been amended or rescinded or (iii) the Parties determine that the Competition Act does not apply to the Acquisition.

     10.5 Waiver of Rights Plan. Purchaser shall have exempted the sale of Purchaser Securities from Purchaser's Rights Plan.

     10.6 Acquisition Financing. Purchaser shall have received the proceeds of the financings contemplated in the Commitment Letter, or proceeds from other financing with respect to the Acquisition which are satisfactory to Laidlaw and Seller, in an aggregate amount of at least $650,000,000.

                                   ARTICLE XI
                              ADDITIONAL AGREEMENTS

     11.1 HSR Act Filings. Laidlaw, Seller and Purchaser shall use their best efforts to respond as promptly as practicable to all requests received from the FTC or the Antitrust Division for additional information or documentation with respect to notification and reports filed under the HSR Act.

     11.2 Competition Act Filings. Purchaser and Seller agree to file with the Competition Act Director, within 10 Business Days after the date of this Agreement, the information set out in Section 121 of the Competition Act, certified in accordance with Section 118 of the Competition Act. If the Competition Act Director, before the expiration of seven days after the date of filing of such information, requires the information set out in Section 122 of the Competition Act, Purchaser and Seller shall file the required information with the Competition Act Director within 10 Business Days after the date the information is required by him. Purchaser shall prepare and file with the Competition Act Director, and Seller shall cooperate with Purchaser in their preparation and filing of, an Advance Ruling Certificate in respect to the Acquisition, and all Parties will provide to the Competition Act Director all information requested by him in connection with the Advance Ruling Certificate application.

     11.3 Investment Canada Act Filings. Purchaser agrees to prepare and file with the ICA Minister, within 10 Business Days after the date of this Agreement, an application for review under the Investment Canada Act in connection with the Acquisition, and Seller agrees to cooperate with Purchaser in connection with such application.

     11.4 Other Consents and Approvals. All Parties shall use their best efforts to obtain before the Closing, in addition to the approvals and consents referred to in Section 4.5, and all other consents and approvals listed and disclosed in Section 4.5 of the Seller Disclosure Schedule, Section 4.17 of the Seller Disclosure Schedule or Section 5.5 of the Purchaser Disclosure Schedule; provided, however, that nothing in this Section 11.4 or Sections 11.1, 11.2 or
11.3 shall require Purchaser or any Acquired Subsidiary to (i) dispose of or hold separately all or any material portion of the assets, properties or businesses of the Acquired Subsidiaries or the assets, properties or business of Purchaser and its Subsidiaries or agree to the imposition of any material limitation on the ability of Purchaser and its Subsidiaries after the Closing (including the Acquired Subsidiaries) to conduct their business and own their assets and properties after the Closing in substantially the same manner as before the Closing, or (ii) in the case of Section 11.2 or 11.3 and the applications referred to therein, make any undertaking relating to any Acquired Canadian Subsidiary or its assets, properties, business, operations, employees or practices, which in the reasonable judgment of Purchaser, would or could have, after the Closing, a Material Adverse Effect on such Acquired Subsidiaries.

     11.5 Publicity. No Party other than Purchaser, Laidlaw or Seller shall issue any press release or public announcement pertaining to the Acquisition. Purchaser, Laidlaw and Seller shall consult with each Party concerning any such press release or public announcement and shall use their best efforts to agree on its text before its public dissemination and before making any filings with any Governmental Entity or national securities exchange with respect to any such press release or public announcement. In cases where Purchaser and Laidlaw and Seller are unable to agree on a press release or public announcement, the Party proposing it will not issue or make it unless the proposing Party is required to do so by Law, in which case the Party so obligated shall use its reasonable efforts to provide a copy of the press release or public announcement to the other Party before its filing or public dissemination.

     11.6 Expenses. Except as otherwise provided in Article XIV, each Party shall pay its own costs and expenses incurred in connection with the Acquisition, whether or not the Acquisition is consummated. No such costs or expenses shall be paid by or charged to any Acquired Subsidiary.

     11.7 Securities Law Matters. Seller represents and warrants to Purchaser that the Purchaser Securities to be issued to Seller under this Agreement are being acquired, and any Purchaser Common Stock issued pursuant to this Agreement or Additional Purchaser Common Shares will be acquired, by Seller for investment, for its own account and not with a view to, or for resale in connection with, any distribution of Purchaser Securities within the meaning of the Securities Act. No Purchaser Securities may be sold, transferred, or otherwise disposed of without registration under the Securities Act and any applicable state or provincial securities Laws, rules, regulations or policies. Notwithstanding such representations, and subject to the provisions of this Agreement and the terms of such securities, Purchaser agrees to permit a sale or transfer of such securities if Purchaser obtains satisfactory assurances that the sale or transfer may be made without registration under the Securities Act and related rules and regulations (and all applicable state or provincial securities Laws, rules, regulations or policies) including, without limitation, receipt by Purchaser of an opinion to such effect from counsel reasonably satisfactory to Purchaser, or compliance by Seller with the requirements of Rule 144, Rule 144A or Regulation S under the Securities Act.

     Seller agrees that the Purchaser Convertible Debenture may be inscribed with the legend set forth on the form thereof attached as Exhibit D to this Agreement, and that all certificates evidencing Additional Purchaser Common Shares and Purchaser Common Shares, but only if required under the Securities Act and applicable state or provincial securities Laws at the time of their issuance, will be inscribed with the following restrictive legend:

     "The shares represented by this certificate have not been registered (or qualified by prospectus) under the United States Securities Act of 1933, as amended, or the securities laws of any state of the United States or any province of Canada. Such shares may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of such a registration thereunder other than pursuant to an exemption from such registration or prospectus requirements and delivery to Laidlaw Environmental Services, Inc. of an opinion of counsel reasonably satisfactory to it to the effect that such transfer is exempt from registration under those laws."

     11.8 Rule 144 Reports. For as long as Seller or any Affiliate of Seller owns shares of Purchaser Common Stock representing at least 10% of total number of shares of Purchaser Common Stock issued and outstanding from time to time, Purchaser will

          (i) make and keep "current public information" "available" (as both those terms are defined in Rule 144) at all times;

          (ii) timely file with the SEC in accordance with all applicable rules and regulations, all reports and other documents (a) required of Purchaser for Rule 144, as it may be amended from time to time (or any rule, regulation, or statute replacing Rule 144) to be available and (b) required to be filed under Section 15(d) of the Exchange Act even if Purchaser's duty to file those reports or documents is suspended or therwise terminated under the terms of Section 15(d); and

          (iii) furnish Seller annually a written statement by Purchaser that it has complied with the reporting requirements of the Exchange Act and Rule 144, together with a copy of the most recent annual or quarterly report of Purchaser and such reports and documents filed by Purchaser with the SEC as may reasonably be requested by Seller.

     11.9 Seller Board Representation. At or prior to the Closing, Purchaser shall increase the size of its Board of Directors to ten (10) members. At Closing, Purchaser and Seller, as set forth below, shall use their best efforts to cause to be elected the following individuals to Purchaser's Board of
Directors: (i) the President and Chief Executive Officer of Purchaser; (ii) three individuals who shall be designated by Purchaser; (iii) three individuals who shall be designated by Seller; and (iv) three individuals who shall be designated jointly by Purchaser and Seller. The Board of Directors shall consist of three classes of directors. The term of office of the first class shall expire at the next annual meeting of the Board of Directors, of the second class one year thereafter and of the third class two years thereafter, and at each annual meeting of the Board of Directors held after such classification, directors shall be chosen for a full three year term to succeed those whose terms expire. Each class of directors shall have at least one representative who has been nominated solely by the Purchaser, solely by the Seller and by the Purchaser and Seller acting jointly.

     11.10 Seller Guaranties. Except as provided in Section 11.12 and except in so far as any member of the Seller Group shall incur any liability or obligation under Article XIV of this Agreement, Purchaser and Chem-Waste agree to use best efforts, and to cause all other Acquired Subsidiaries to use best efforts, to cause each member of the Seller Group to be fully and finally released and discharged from all further liability or obligation in respect of all Seller Guaranties in respect of which such member of the Seller Group is an obligated party, within six months following the Closing Date, and to that end, Purchaser and Acquired Subsidiaries agree to use best efforts to:

          (i) cause all liabilities and obligations of each Acquired Subsidiary which are guaranteed or secured by a Seller Guaranty to be fully and faithfully performed on a timely basis and in accordance with their terms;

          (ii) secure the surrender of and the return to each Seller issuer bank of each letter of credit which is a Seller Guaranty which is outstanding at the Closing Date, without draw thereon by any beneficiary thereof;

          (iii) secure the cancellation and return to Seller or to the issuer thereof, as appropriate, without payment thereunder, of all Seller Guaranties which are performance, suretyship or other bonds; and

          (iv) cause to be delivered to the respective members of the Seller Group written releases, duly executed by all necessary releasing parties, evidencing the full and final release of each member of the Seller Group liable thereon or thereunder, from all liabilities and obligations under each Seller Guaranty which is a guaranty or other direct undertaking or commitment on the part of such member of the Seller Group.

     For purposes of this Section 11.10, "best efforts" on the part of Purchaser includes:

          (i) the offering of a substitution of a like guaranty of Purchaser for any Seller Guaranty which is a guaranty of Seller; and

          (ii) the offering to the beneficiary or beneficiaries of any letter of credit which is a Seller Guaranty, a substitute letter of credit having an expiry date no earlier than the expiry date of such Seller Guaranty and issued by a bank having credit ratings by each of Standard & Poor's Ratings Services and Moody's Investors Services, Inc. which are at least as high as the credit ratings given by such credit rating organizations for the Seller issuer bank which is the issuer of such Seller Guaranty.

     If at the end of six months following the Closing Date any Seller Guaranty remains outstanding, then no later than the fifth Business Day following the expiration of such six-month period, Purchaser shall cause to be delivered to Seller a letter of credit which shall:

          (i) name Seller as the beneficiary thereof;

          (ii) be in an amount at least equal to the aggregate outstanding and undrawn balances of all such outstanding Seller Guaranties;

          (iii) be issued by a bank having credit ratings by each of Standard & Poor's Ratings Services and Moody's Investors Services, Inc. which are at least as high as the credit ratings given by such credit rating organizations for the Seller issuer banks;

          (iv) have an expiry date no earlier than the expiry date of the last to expire of the Seller Guaranties; provided, however, that if the letter of credit to be obtained by the Purchaser for the benefit of Seller pursuant hereto is to be issued with respect to more than one Seller Guaranty, the amount of such letter of credit will reduce automatically and without any action by any party upon the expiring date of each Seller Guaranty by the amount thereof or upon the acceptance by the beneficiary of such Seller Guaranty of a substitute letter of credit provided by Purchaser; and

          (v) be payable at sight to Seller upon presentation of a written, sworn affidavit of an officer of Seller stating that the Seller reclamation credit issued by such Seller issuer bank has been drawn upon by the beneficiary thereof in an amount not less than the draw being made by Seller on such letter of credit.

Notwithstanding any provisions of this Section 11.10, any liabilities or obligations of any member of the Seller Group under Section 11.12 or Article XIV of this Agreement shall remain in full force and effect and shall not be reduced or replaced by any substitute hereunder.

     11.11 Guarantees of Performance of Retained Subsidiaries. Laidlaw and Seller shall use all reasonable efforts to cause each Acquired Subsidiary to be fully and finally released and discharged from all further liability or obligation in respect of any guarantee given by any Acquired Subsidiary for obligations of any Retained Subsidiary and agree to indemnify and hold harmless Purchaser and each Acquired Subsidiary from and against any and all Damages suffered by Purchaser or the Acquired Subsidiaries in connection with any such guarantee and any and all other liabilities or obligations relating to the Retained Subsidiaries.

     11.12 Pinewood Security. Laidlaw has provided its corporate guarantee to provide financial assurance for the costs of clean-up and/or environmental impairment restoration incurred following closure or following a final order to cease operations and commence closure of the hazardous waste management facility operated by Laidlaw Environmental Services of South Carolina, Inc. in Pinewood, South Carolina. This financial assurance required by the South Carolina Department of Health and Environmental Control is comprised of the corporate guarantee, the State Permitted Sites Fund and the GSX Contribution Fund. Laidlaw shall maintain, solely at its expense, until the tenth anniversary of the Closing Date, the corporate guarantee or such other form of financial mechanism as may be permitted by the relevant Environmental Laws to provide the required financial assurance. This commitment shall not extend to any amounts released from the GSX Contribution Fund. Notwithstanding this Section 11.11, Purchaser shall be responsible for the costs of any clean-up and/or environmental restoration incurred.

     11.13 Employees. Unless and until the Closing shall have occurred, neither Party shall for a period of 18 months beginning January 6, 1997, without the prior written consent of the other Party, solicit the employment of, or employ or offer to employ, any employees of the other Party. This prohibition shall only extend to employees in senior management, or key employees in operations, regulatory, financial, marketing and sales or permitting aspect of a Party's business. This prohibition shall not apply to any employee 90 days after such employee has left the employ of either Party.

     11.14 Purchaser Stock Option Plan. Notwithstanding any other provision of this Agreement, on or prior to the Closing Date the Purchaser may amend its Stock Option Plan to permit the immediate vesting of stock options held by any employee of Purchaser or any of its Subsidiaries, and Laidlaw, Seller and the Purchaser agree that the Purchaser shall within 60 days after the Closing Date file with the SEC and use its best efforts to have declared effective a registration statement with respect to the Purchaser Common Stock to be issued upon the exercise of options granted under the Stock Option Plan.

     11.15 Affiliate Transactions and Business Combination. Laidlaw and Seller agree with Purchaser that neither Laidlaw, nor Seller, nor any Affiliate of Laidlaw or Seller,

          (i) shall enter into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange or property of any kind or the rendering of any service) with Purchaser or any of its Subsidiaries, except in the ordinary course and pursuant to the reasonable requirements of Purchaser's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Purchaser or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not Laidlaw, Seller or an Affiliate of Laidlaw or Seller. Any agreement approved by a majority of the independent director of Purchasers shall be deemed to be upon fair and reasonable terms.

          (ii) shall engage in any business combination (as such term is defined in Section 203 of the Delaware General Corporation Law) with Purchaser or any of its Subsidiaries unless the stockholders of the Purchaser (other than Seller or its Affiliates) receive consideration and are otherwise treated on terms no less favorable than the consideration and terms received by Seller or its Affiliates in connection with such business combination.

     11.16 Directors and Officers. Purchaser shall, and Laidlaw and Seller shall cause Purchaser, and any successor of Purchaser, to maintain in effect for a period of six years after the Closing Date the identical provisions currently set forth in the Restated Certificate of Incorporation and Bylaws of Purchaser with respect to the limitation on the personal liability of directors and the indemnification of directors and officers of Purchaser and its Subsidiaries, except for revisions that would increase the protection afforded thereunder. Seller, and any Affiliate of Seller that is the record or beneficial owner of shares of Purchaser Common Stock, shall vote to authorize, and shall cause any member of the Board nominated by Seller or any of its Affiliates to authorize, any indemnification made by Purchaser or any successor of Purchaser to such directors and officers to the extent that any such approval may be required by
Section 145 of the Delaware General Corporation Law. In addition, Purchaser shall, and Laidlaw and Seller shall cause Purchaser or its successors to maintain in effect Purchaser's current directors and officers' liability insurance policies (or policies providing comparable directors and officers' liability insurance coverage) (the "Policies") covering current and former members of the Board of Directors and officers of Purchaser (for liabilities resulting from or arising out of this Agreement or events that occurred on or prior to the Closing Date) for a period of at least six years after the Closing Date and continuing members of the Board of Directors of the Purchaser (for liabilities resulting from or arising out of events that occurred on or prior to the third anniversary of the Closing Date) for a period of at least nine years. Notwithstanding anything in the immediately preceding sentence to the contrary, in the event that Purchaser determines that the Policies can only be maintained or procured, as the case may be, at too great an expense to Purchaser or its successor, Purchaser or its successor shall be permitted to substitute, and Seller and Laidlaw shall cause Purchaser or its successor to substitute, in lieu of the Policies, self-insurance or other insurance pursuant to which such members of the Board of Directors shall be provided with similar directors and officers' liability coverage; provided, however, that any such substitution shall not cause a lapse of the directors and officers' liability coverage.

                                   ARTICLE XII
                                   TAX MATTERS

     12.1 Future Tax Returns.

          (i) Seller shall prepare and file, or cause to be prepared and filed, in a timely fashion and at its sole expense all Tax Returns of the Acquired Subsidiaries for the periods ended August 31, 1996 and the Closing Date (which shall include the income of the U.S. Acquired Subsidiaries for the periods ended August 31, 1996 and the Closing Date). The Tax Return for the period ending on the Closing Date shall include the results of operations of the Acquired Subsidiaries for the Pre-Closing Tax Period beginning September 1, 1996, and ending on the Closing Date. Seller shall prepare all Tax Returns in a manner consistent with prior periods. Seller shall pay or discharge any and all U.S. Tax reflected on such Tax Returns, including the tax liability of any member or former member of the Seller Group, however measured, for which any Acquired

     Subsidiary is or may be held liable. Each such payment shall be made on or before the date any such payment is due. Seller shall receive any tax refunds reflected on such returns. The Acquired Subsidiaries will promptly provide the information to Seller to prepare such returns.

          (ii) Purchaser shall prepare and file in a timely fashion, all corporate federal and provincial Tax Returns of the Acquired Canadian Subsidiaries for the period ended August 31, 1997 (which shall include the income of the Acquired Canadian Subsidiaries for the periods ended prior to the Closing Date, and the period ended August 31, 1997). At least 15 days prior to the filing of any Tax Returns required under this Section 12.1(ii), Laidlaw shall pay the Acquired Canadian Subsidiaries or the Purchaser for any and all taxes reflected on such Tax Returns attributable to Taxes accrued or recognized prior to the Closing Date, for which any Acquired Canadian Subsidiary is or may be held liable. ("Seller's Post-Closing Taxes") The Purchaser or the Acquired Canadian Subsidiary shall reimburse Laidlaw for any Tax Refunds reflected on such returns attributable to Taxes recoverable, accrued or recognized prior to the Closing Date, determined on an after-tax basis.

          (iii) With respect to all taxable periods including any Pre-Closing Tax Period, the Seller Group, Purchaser, and the Acquired Subsidiaries will make all computations, allocations, determinations and elections affecting the Seller Group, and the Acquired Subsidiaries in accordance with the provisions of the regulations promulgated under Section 1502 of the Code, the provisions of the Income Tax Act and state, provincial and local income tax rules. Unless one of the preceding provisions requires otherwise, the Seller Group's share of income to be reported on such Acquired Subsidiaries' return will be computed as of the Closing Date.

     12.2 Tax Covenants.

          (i) Without the prior written consent of Purchaser, neither the Seller Group nor any Affiliate of the Seller Group shall, to the extent it may affect or relate to any of the Acquired Subsidiaries, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, assessment or proposed assessment, surrender any right to claim a Tax Refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing any post-closing Tax liability of any Acquired Subsidiary, Purchaser or any Affiliate of Purchaser.

          (ii) Without the prior written consent of Seller, neither Purchaser nor its Affiliates shall, to the extent it may affect or relate to any of the Acquired Subsidiaries, make or change any tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, assessment or proposed assessment, surrender any right to claim a Tax Refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would affect a Pre-Closing Tax Period.

          (iii) Purchaser and the Seller Group agree that so long as any books, records and files retained by the Seller Group and their Affiliates relating to the business of the Acquired Subsidiaries, or the books, records and files delivered to the control of Purchaser pursuant to this Agreement to the extent they relate to the operations of the Acquired Subsidiaries prior to the Closing Date, remain in existence and available, each Party (at its own expense) shall have the right upon prior reasonable notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Purchaser and the Seller Group and their Affiliates shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of administrative or judicial proceedings with respect to Taxes for such period.

          (iv) Purchaser will make its personnel or that of the Acquired Subsidiaries available to answer requests related to Tax Proceedings as defined in Section 12.4(ii). Purchaser will either provide documents needed to respond to federal and state information requests or queries for such proceedings within 30 days or allow Seller to take possession of records necessary to answer such requests.

          (v) For income Tax purposes, each share of Purchaser Common Stock shall be valued at the average the daily Closing Prices per share of Purchaser Common Stock for the five consecutive trading days preceding the Closing Date. The "Closing Price" for each trading day shall be the reported last sale price of the New York Stock Exchange.

     12.3 Other Tax Matters, Post-Closing Cooperation.

          (i) If Purchaser receives any Tax Refund (including interest and penalties refunded) for a Pre-Closing Tax Period of an Acquired Subsidiary, other than any such Tax Refund arising from the application of a loss or Tax credit arising in a Post-Closing Tax Period, then such persons shall pay to Seller Group the actual amount of such Tax Refund as and when received, on an after-tax basis.

          (ii) Seller and Seller Group agree to cooperate with Purchaser in the preparation and filing of any application to carryback a loss or Tax credit arising in a Post-Closing Tax period to Pre-Closing Tax Period and Seller or Seller Group shall pay to Purchaser and the actual amount of any Tax Refund as and when received on an after-tax basis.

          (iii) All transfer, real property transfer, recording, gains, stock transfer, documentary, sales, use, stamp, registration, goods and services, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the stock of the Acquired Subsidiaries, or otherwise in connection with the transactions effected pursuant to this Agreement (collectively, the "Transfer Taxes") shall be borne and paid by the Seller Group. To the extent permissible under Tax Laws, the Seller Group shall undertake all actions and file such Tax Returns or other forms or instruments as may be necessary to make payment of any Transfer Taxes due prior to or on the Closing Date, and present evidence of such payment at the Closing Date to Purchaser.

          (iv) Any payment to be made to any party under Section 12 shall be made within 15 days of demand (or receipt in the event of a refund of any overpayment). Payment after that time shall bear interest at the rate of interest prescribed by IRC Sec 6621(a)(1) and (z).

     12.4 Tax Controversies.

          (i) Purchaser and Seller shall each use reasonable efforts to keep the other advised as to the status of Tax audits and litigation involving any direct, indirect or contingent Taxes which could give rise to a liability of the Seller Group to Purchaser under this Agreement for any pre-closing period (a "Tax Liability Issue"). Seller agrees to timely notify Purchaser regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) by Seller to any such Taxing Authority with respect to a Tax Liability Issue to the extent that the issue would impact a post-closing period of Purchaser or the Acquired Subsidiaries. Purchaser shall have the right to consult with Seller regarding any response to such communications.

          (ii) Seller shall have full responsibility for and discretion in handling any Tax Controversy including, without limitation, an audit, a protest to the appeals division of the IRS, or similar state or local appellate division, and litigation in the U.S. Tax Court, or any other court of competent jurisdiction (a "Tax Proceeding") for any pre-closing period. Purchaser or the Acquired Subsidiaries shall give the Seller Group the ability to handle any Tax Controversy whether by power of attorney or as otherwise required by the Taxing Authority. However, upon request by Purchaser and with the consent of Seller, Purchaser at its own expense shall have full responsibility and discretion in handling any Tax Proceeding for any Pre-closing tax period.

          (iii) In the event that any one of the Acquired Subsidiaries is required or elects to pay any Tax, file any bond or deposit any amount in connection with a Tax Proceeding, Seller shall loan to Purchaser no later than three (3) Business Days before such payment is required to be made, without interest and until a final determination with respect to such Tax has occurred, one hundred percent of the amount to be paid or deposited by Purchaser. Within three (3) Business Days of the receipt by Purchaser of a refund of any amount loaned to it by Seller (including any interest received by Purchaser), Purchaser shall pay such refunded amount to Seller net of any Tax cost incurred by Purchaser and its Affiliates as a result of such refund.

          (iv) If the completion or settlement of any Tax Proceeding relating to a Pre-Closing Tax Period, tax controversy or amended Tax Return gives rise to a Tax Benefit for any Post-Closing Tax Period to Purchaser, the Acquired Subsidiaries and any Affiliates, then such persons shall pay to Seller the actual amount of such Tax Benefit realized by such persons as it relates to such Pre-Closing Tax Period as and when received on an after-tax basis. No payment will be made under this paragraph for less than $50,000 per period or for a period of more than ten years.

          (v) If the completion or settlement of any Tax Proceeding relating to a Pre-Closing Tax Period, tax controversy or amended Tax Return gives rise to a tax liability for any Post-Closing Tax Period to Purchaser, the Acquired Subsidiaries and any Affiliates, then Seller shall pay to such persons the actual amount of such tax liability on an after-tax basis as and when paid. No payment will be made under this paragraph for less than $50,000 per period or for a period of more than ten years.

          (vi) By written notice to Seller, Purchaser shall have the right to instruct Seller to forego proceedings with respect to one or more items for which Seller may be liable to indemnify Purchaser. Such notice shall constitute a waiver of the right of Purchaser to indemnification for any Taxes arising out of such item for the period or periods involved, but shall not otherwise waive any rights of Seller to any refund of a deposit under Section 12.4(iii).

                                  ARTICLE XIII
              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     13.1 Nature of Statements. All, but only those, statements contained in this Agreement or any Disclosure Schedule or certificate delivered or by on behalf of a Party under this Agreement shall be deemed representations and warranties made by that Party in connection with the transactions contemplated by this Agreement.

     13.2 Survival of Representations, Warranties and Covenants. Regardless of any investigation made at any time by or on behalf of any Party or of any information any Party may have as a result of any such investigation, all representations and warranties made in or pursuant to this Agreement (including in any Disclosure Schedule or certificate delivered under this Agreement) shall, except as otherwise provided in this Section 13.2, terminate on the Closing Date. The representations and warranties made by Laidlaw and Seller in Sections
4.12 and 4.16 and the representations and warranties made by Purchaser in Sections 5.12 and 5.16 shall survive until the sixth anniversary of the Closing Date. The representations and warranties made by Laidlaw and Seller in Sections 4.2, 4.3, the second paragraph of 4.6, 4.13 and 4.14 and the representations and warranties made by Purchaser in Sections 5.2, 5.3, 5.13 and 5.14 shall survive indefinitely. If a bona fide claim is asserted before the expiration of the survival period of a representation or warranty, such representation, warranty, covenant, obligation or agreement shall continue in effect until the claim is settled, adjudicated or otherwise resolved. With respect to this Section 13.2, "known" means with respect to any matter referred to above that (i) the matter is known to any Person who is or was an officer, director, employee or agent of, or consultant to, Laidlaw or any member of the Seller Group (including the Acquired Subsidiaries) or Purchaser or any of its Subsidiaries on or before the Closing Date or (ii) any such Person is aware of facts which would have led a reasonable Person to have conducted an investigation or inquiry likely to have led to discovery of such matter.

                                   ARTICLE XIV
                                 INDEMNIFICATION

     The respective indemnification obligations of (i), Laidlaw and Seller and
(ii) Purchaser are as follows:

     14.1 Indemnification by Laidlaw and Seller. Laidlaw and Seller jointly and severally agree to pay and to indemnify and hold harmless Purchaser and each Acquired Subsidiary and their respective Affiliates (but, in the case of the Acquired Subsidiaries, only their respective Affiliates after the Closing), successors and assigns from and against any and all Damages suffered by Purchaser or the Acquired Subsidiaries which are caused by, arising out of or in respect of:

          (i) any and all Chem-Waste Group Taxes attributable to any Pre-Closing Tax Period (including any transaction consummated in such Pre-Closing Tax Period);

          (ii) any Pre-Closing Seller Insurance Claims;

          (iii) any breach or default in the performance by Laidlaw or Seller of
     (a) any covenant or agreement contained in this Agreement to be performed on or after the Closing Date or (b) any representation or warranty made pursuant to Article IV, but only to the extent such representation or warranty survives the Closing pursuant to Section 13.2; or

          (iv) any Environmental Liability or Environmental Claim arising as a result of any act or omission, including any Release, occurring prior to the Closing Date, but only to the extent such Environmental Liability or Environmental Claim

             (a) was known to Laidlaw or a member of the Seller Group and not disclosed in writing to Purchaser; or

             (b) arose with respect to the treatment of waste at the facility operated by Marine Shale Processors or the remediation of contaminated soils and water arising from the former lagoon sites and operation of the incinerator at Mercier, Quebec, but only to the extent that the aggregate cash expenditures with respect to any such Environmental Liabilities or Environmental Claims exceeds in the aggregate (I) $1,000,000 during such year and (II) since the Closing Date an amount equal to the product of $1,000,000 times the number of years that have elapsed since the Closing Date; provided, however, that there shall be no liability under this paragraph (iv)(b) for any cash expenditures incurred more than six years after the Closing Date.

             The amount of any damages that Laidlaw and Seller are required to indemnify Purchaser against under (iii)(b) above, shall be the amount by which the aggregate of all such damages exceeds $2 million.

     14.2 Indemnification by Purchaser. Purchaser agrees to pay and to indemnify and hold harmless and defend each of Laidlaw, Seller and their Affiliates (but not any Acquired Subsidiary after the Closing), and their respective successors and assigns from and against any and all Damages suffered by Seller which are caused by or arising out of or in respect of:

          (i) all Chem-Waste Group Taxes attributable to any Post-Closing Tax Period (including, any transaction considered in such Post-Closing Tax Period);

          (ii) any breach or default in the performance by Purchaser of any (a) covenant or agreement contained in this Agreement to be performed after the Closing Date or (b) any representation or warranty made pursuant to Article V, but only to the extent such representation or warranty survives the Closing pursuant to Section 13.2 of this Agreement; or

          (iii) any Environmental Liability or Environmental Claim of any Acquired Subsidiary, but only to the extent that such Environmental Liability or Environmental Claim

             (a) was known to Purchaser and not disclosed in writing to Laidlaw and Seller; or

             (b) arose solely as a result of an act or omission, including any Release, occurring after the Closing Date;

          provided, however, that there shall be no liability under this paragraph (iii) for any Environmental Liability or Environmental Claim asserted more than six years after the Closing Date.

          (iv) Seller Guaranties listed and identified in Section 4.21 of the Seller Disclosure Schedule.

          The amount of any damages that Purchaser is required to indemnify Laidlaw, Seller and their Affiliates against under (ii)(b) shall be the amount by which the aggregate of all such damages exceeds $2 million.

     14.3 Third Party Claim. If any Party (for purposes of this Section 14.3, an "Indemnified Party") becomes aware of a fact, circumstance, claim, situation, demand or other matter for which it or any other Indemnified Party has been indemnified under this Article XIV and which has resulted or could result in a liability owed by the Indemnified Party to a third party or a claim otherwise advanced by a third party against the Indemnified Party (any such items being herein called a "Third Party Claim"), the Indemnified Party, shall give prompt written notice of the Third Party Claim to the Party obligated to provide indemnity with respect to such Third Party Claim (for purposes of this Section 14.3, the "Indemnifying Party"), requesting indemnification therefor, specifying the nature of and specific basis for the Third Party Claim and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually materially prejudiced by such failure. The Indemnifying Party shall have the right to assume the defense or investigation of such Third Party Claim and to retain counsel and other experts to represent the Indemnified Party and shall pay the fees and disbursements of such counsel and other experts. If within 30 days after receipt of the request (or five days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Third Party Claim, an Indemnified Party may retain counsel and other experts (whose fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. If an Indemnifying Party assumes the defense or investigation and retains such counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them.

     If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends, or, if appropriate and related to Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled by the Indemnified Party without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Unless the Indemnifying Party agrees in writing that the Damages to the Indemnified Party resulting from such settlement are fully covered by the indemnities provided herein and that such Damages are fully compensable in money, no Third Party Claim may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it is determined that the Indemnified Party has no right under this Article XIV to be indemnified by the Indemnifying Party, shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party with respect to such matters pursuant to this
Article XIV.

     After the delivery of notice of a Third Party Claim hereunder, at the reasonable request of the Indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the notice relates. The Indemnifying Party will not disclose to any third person (except its representatives) any information obtained pursuant to the preceding sentence which is designated as confidential by the Indemnified Party and which is not otherwise generally available to the public, except as may be required by applicable law. The Indemnifying Party shall request its representatives not to disclose any such information (except as may be required by applicable law). All such access shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions which will not unreasonably interfere with the business and operations of the Indemnified Party.

     14.4 Claims Between the Parties.  If any Party (for purposes of this
Section 14.4, an "Indemnified Party") becomes aware of a fact, circumstance, claim, situation, demand or other matter (other than a Third Party Claim) for which it or any other Indemnified Party has been indemnified under this Article XIV and which has resulted or could result in a liability (any such items being herein called a "Claim") being owed to the Indemnified Party by another Party (the "Indemnifying Party"), the Indemnified Party shall give prompt written notice to the Indemnifying Party of the Claim, stating the nature and basis of the Claim and the amount claimed thereunder, together with supporting information to the Claim, if any. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date such Claim notice is given that it disputes the Claim, the amount of the Claim shall conclusively be deemed to be a liability of the Indemnifying Party hereunder.

                                   ARTICLE XV
                            AMENDMENT AND TERMINATION

     15.1 Amendment. This Agreement may be amended by the Parties, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by Purchaser's stockholders of the matters specified in
Section 7.5, but after such approval, no amendment shall be made which materially increases the amount or materially alters the terms of the Purchaser Securities without the further approval of Purchaser's stockholders. This Agreement may be amended only by a written instrument executed by all of the Parties.

     15.2 Waiver. At any time on or before the Closing Date, each Party may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties made in this Agreement or in a Disclosure Schedule of any other Party, (iii) waive compliance with any of the agreements or conditions of this Agreement which may be legally waived, and (iv) grant consents under this Agreement; provided, however, that no such extension, waiver or grant shall be effective until all Parties, other than the Party receiving the extension, waiver or grant, shall have given such extension, waiver or grant. Any such extension, waiver or grant shall be valid only if evidenced by a written instrument executed by the Party giving it.

     15.3 Termination. This Agreement may be terminated at any time before the Closing by:

          (i) the mutual consent of the Boards of Directors of Seller and Purchaser;

          (ii) by either Purchaser or Seller if the Acquisition has not been consummated on or before the later to occur of April 30, 1997 or the 61st day after the SEC has approved the Purchaser Proxy Statement (or any later date which may be agreed to by the mutual written consent of Purchaser and Seller); provided, however, that such right to terminate this Agreement shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the failure of the Acquisition to occur on or before such date; or

          (iii) by either Seller or Purchaser if the stockholders of Purchaser shall have failed to approve at the Purchaser Stockholders' Meeting the matters specified in Section 7.5.

     15.4 Consequences of Termination.

          (i) If this Agreement is terminated as provided in Section 15.3, it shall forthwith become void and, except as otherwise hereinafter provided in this Section 15.4, there shall be no liability or obligation on the part of any Party or their respective officers or directors. Notwithstanding the foregoing, the Confidentiality Agreement shall also survive such a termination. Nothing in this Section 15.4 shall, however, relieve any Party from any liability for any breach of this Agreement.

          (ii) Notwithstanding paragraph (i) of this Section 15.4, if this Agreement is terminated solely because the stockholders of Purchaser fail to approve the matters referred to in Section 7.5 hereof, and the failure to receive such stockholder approval directly results from the existence of a third party offer to acquire at least 51% of Purchaser's stock or assets (whether in the form of a tender offer, merger proposal, asset purchase or otherwise), then Purchaser will pay to Seller within 10 days of such termination of this Agreement an amount equal to $10 million.

          (iii) Notwithstanding paragraph (i) of this Section 15.4, if this Agreement is terminated because of the breach or default under this Agreement of Laidlaw or Seller, then Seller will pay to Purchaser within 10 days of such termination of this Agreement an amount equal to $10 million.

                                   ARTICLE XVI
                               GENERAL PROVISIONS

     16.1 Non-Business Days. If the date on which any action (including the delivery of notices) to be taken under this Agreement is to occur falls on a day which is not a Business Day, such action will be deemed timely taken if taken on the first Business Day following.

     16.2 Notices. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telecopier (with receipt confirmed) to a Party at the address or telecopy number, as applicable, set forth below (as any such address or telecopier number may be changed from time to time by notice similarly given):

          (1) if to Seller or Laidlaw, to:

                Laidlaw, Inc.
                3221 North Service Road
                P.O. Box 5028
                Burlington, Ontario L7R 3Y8
                Attention: Ivan Cairns
                Telecopy No.: (905) 332-6550

          (2) if to Purchaser, to:

                Rollins Environmental Services, Inc.
                One Rollins Plaza
                2200 Concord Pike
                Wilmington, Delaware 19803
                Attention: Klaus M. Belohoubek
                Telecopy No.: (302) 426-3555

     16.3 Entire Agreement. This Agreement, its Exhibits, the Disclosure Schedules, all documents delivered under this Agreement and the Confidentiality Agreement constitute, and together with the Ancillary Agreements upon their execution and delivery as herein provided will constitute, the entire agreement, and supersede all of the prior agreements and undertakings, both written and oral among the Parties, or any of them, with respect to the subject matter of this Agreement.

     16.4 Assignment; Binding Effect. This Agreement may not be assigned by any of the Parties. Subject to the preceding sentence, this Agreement shall be binding upon the Parties and their respective successors and assigns.

     16.5 Counterparts. This Agreement may be executed in counterparts which together shall constitute a single agreement.

     16.6 Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties created hereby shall be governed by the internal Laws of the State of Delaware without regard to its conflict of law rules. The Parties irrevocably consent to the non-exclusive jurisdiction of the courts of the State of Delaware in connection with any dispute between or among them arising under this Agreement or any Ancillary Agreement.

     16.7 Severability of Provisions. If a provision of this Agreement or its application to any Person or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by Law, such provision or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.

     16.8 Specific Performance. Each Party agrees that one or more other Parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. Therefore, the Parties agree that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any of its provisions and to specifically enforce this Agreement its terms and provisions in any action instituted in the courts of the State of Delaware subject matter jurisdiction, in addition to any other remedy to which a Party may be entitled, at law or in equity.

     16.9 Joint Drafting. This Agreement and its Exhibits have been jointly drafted by the Parties and their counsel. Neither this Agreement nor any of its Exhibits shall be construed against any Party based on its authorship.

     16.10 Captions. The article and section headings in this Agreement are for convenience only, and shall not affect the meaning or interpretation of this Agreement.

     16.11 No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement, except that the respective Affiliates and current or former directors and officers of the Parties are entitled to the benefits of the respective indemnification obligations of the Parties under Article XIV.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

                                        LAIDLAW INC.

                                        By:_____________________________________

                                        Title:__________________________________

                                        LAIDLAW TRANSPORTATION, INC.

                                        By:_____________________________________

                                        Title:__________________________________

                                        ROLLINS ENVIRONMENTAL SERVICES, INC.

                                        By:_____________________________________

                                        Title:__________________________________

                                                            EXHIBIT A TO ANNEX A

     THIS DEBENTURE HAS NOT BEEN REGISTERED (OR QUALIFIED BY PROSPECTUS) UNDER THE SECURITIES ACT (DEFINED BELOW) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS DEBENTURE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS HEREOF AND THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS AND UPON DELIVERY TO LAIDLAW TRANSPORTATION, INC. OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ROLLINS ENVIRONMENTAL SERVICES, INC. TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION AND THE PROSPECTUS DELIVERY REQUIREMENTS UNDER THOSE LAWS.

          5% SUBORDINATED CONVERTIBLE, PAY-IN-KIND DEBENTURE DUE 2009

$350,000,000                                               _______________, 1997

     FOR VALUE RECEIVED, Rollins Environmental Services, Inc. ("Rollins"), a Delaware corporation, promises to pay Laidlaw Transportation, Inc., a Delaware corporation ("Laidlaw"), or its registered assigns, the principal amount of $350,000,000 on the Maturity Date, with interest on the principal balance outstanding from time to time at the rate and payable at the times and in the manner hereinafter set forth.

     1. Definitions.

          1.1 For all purposes of this Debenture:

          "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person with the terms "control" and "controlled," meaning, for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

          "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash receivable by a holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the Current Market Price for one share of Common Stock on the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, on the date on which the holders of Common Stock will have the right to receive such cash, securities, property or other assets.

          "Bankruptcy or Insolvency Proceeding" has the meaning specified in
     Section 5.2.

          "Blockage Period" means any period when a Default or an Event of Default or an event which, with the giving of notice or the lapse of time or both, would constitute a Default or an Event of Default has occurred and is continuing under the terms of the Credit Facility or under the terms of any agreement or instrument pursuant to which any other Designated Senior Indebtedness is created, issued, evidenced, secured or guaranteed.

          "Board" means the Board of Directors of Rollins, as it shall exist from time to time.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in Toronto, Ontario or New York, New York are authorized or obligated to close.



                                      A-A-1

          "Closing Price" of any Common Stock or other security on any day shall mean the last reported sale price on such day on the New York Stock Exchange, if the Common Stock or other security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such Common Stock or other security is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any Nasdaq National Market member firm selected from time to time by the Board for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board.

          "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board) of the consideration received by holders of Common Stock (subject to certain limited exceptions) pursuant to such transaction consists of shares of Common Stock that, for the twenty consecutive Trading Days immediately prior to such Fundamental Change, has been admitted for listing, admitted for listing subject to notice of issuance on a national securities exchange or quoted on the New York Stock Exchange; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless Rollins continues to exist after the occurrence of such Fundamental Change.

          "Common Stock" means the Common Stock, $1.00 par value per share, of Rollins.

          "Conversion Price" means $3.75, as adjusted from time to time in accordance with Section 7.

          "Credit Facility" means the Credit Agreement dated as of ____________, 1997, among Rollins, as borrower, The Toronto-Dominion Bank, as agent, and the other financial institutions now or hereafter parties thereto (as the same may be renewed, amended, modified, increased, extended, refinanced or otherwise supplemented from time to time).

          "Current Market Price" per share of Common Stock or any other security on any date in question means the average of the daily Closing Prices for the ten consecutive Trading Days selected by Rollins commencing not more than 20 Trading Days before, and ending not later than, the day in question; provided, however, that if another event occurs that would require an adjustment pursuant to Sections 7.3.1 through 7.3.5, inclusive, the Board may make such adjustments to the Closing Prices during such ten Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Debenture, in which case any such determination by the Board shall be set forth in a resolution of the Board and shall be conclusive.

          "Debenture" means this 5% Subordinated Convertible, Pay-In-Kind Debenture due 2009.

          "Default" and "Event of Default" have the meaning specified in Section 8.

          "Default Rate" means an annual interest rate equal to 9% per annum.

          "Designated Senior Indebtedness" means (i) the Senior Indebtedness incurred with respect to the Credit Facility and (ii) any other Senior Indebtedness which is incurred pursuant to an agreement (or series of related agreements simultaneously entered into) providing for Indebtedness, or commitments to lend, of at least [$10,000,000] at the time of determination and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness."

          "$" or "U.S. dollars", refers to lawful currency of the United States of America.

          "Expiration Time" shall have the meaning specified in Section 7.3.5.

          "Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of the lessee.

          "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock is



                                      A-A-2
     exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the Conversion Price, such Fundamental Change will be deemed to have occurred when substantially all of the Common Stock has been exchanged for, converted into, or acquired for or constitutes solely the right to received cash, securities, property or other assets but the adjustment shall be based upon the consideration that the holders of Common Stock received in the transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for or shall constitute solely the right to receive such cash, securities, property or other assets.

          "Governmental Entity" means any U.S. or Canadian or foreign, state, federal, territorial, provincial or local court, executive office, legislature, governmental agency, or ministry, commission, or administrative, regulatory or self-regulatory authority or instrumentality.

          "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

          "Indebtedness" means, with respect to any Person at any date, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture, letter of credit or similar instrument, (iii) all obligations of such Person with respect to Guarantees, (iv) all obligations of such Person under Financing Leases, (v) all obligations of such Person in respect of acceptances issued or created for the amount of such Person (other than endorsements in the ordinary course of business), (vi) all obligations of such Person in respect of reimbursement obligations under letters of credit and (vii) all liabilities of the type referred to in clauses (i) through (vi) above that are secured by any lien, charge, security interest or encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Interest Payment Date" shall have the meaning specified in Section
     3.2.

          "Laidlaw" means Laidlaw Transportation, Inc., a Delaware corporation.

          "Mandatory PIK Interest Payment Period" means the period of time from the date hereof until the second anniversary of the date hereof.

          "Maturity Date" means __________, 2009.

          "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

          "Notice of Conversion" shall have the meaning specified in Section 7.2.1.

          "Optional PIK Interest Payment Period" means the period of time from the second anniversary of the date hereof until the Maturity Date.



                                      A-A-3

          "Person" means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization, or other legal entity.

          "Purchased Shares" shall have the meaning specified in Section 7.3.5.

          "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the Current Market Price of common stock received by the holders of Common Stock in such Common Stock Fundamental Change on the record date for the determination of the holders of Common Stock entitled to receive such shares of common stock or, if there is no such record date, on the date upon which the holders of Common Stock shall have the right to receive such shares of common stock.

          "Reference Date" shall have the meaning specified in Section 7.3.3.

          "Reference Market Price" will initially mean $____ (which, unless otherwise specified in this Debenture, will be 100% of the last reported sale price per share of the Common Stock on the New York Stock Exchange on __________, 1997) and, in the event of any adjustment to the Conversion Price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the initial Conversion Price.

          "Representative" means at any date, with respect to the Credit Facility, the Person or Persons then acting as the administrative agent under the Credit Facility, and with respect to any other Designated Senior Indebtedness, the holders of such Designated Senior Indebtedness or any Person acting as agent of such holders at such date.

          "Rollins" means Rollins Environmental Services, Inc., a Delaware corporation, and its successors and assigns.

          "Section 4.2 Prepayment Date" has the meaning specified in Section 4.2 of this Debenture.

          "Section 4.2 Prepayment Notice" has the meaning specified in Section 4.2.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Senior Indebtedness" means principal of, premium, if any, interest on (including interest that, but for the filing of a petition initiating any Bankruptcy or Insolvency Proceeding, would accrue on such obligations at the rate provided in the agreements or instruments creating or evidencing the respective obligations, whether or not such claim is allowed or allowable in such Bankruptcy or Insolvency Proceeding) and all other amounts of every kind or nature (including, but not limited to, fees, indemnities and expenses) due on or in connection with any Indebtedness of Rollins whether outstanding on the date of this Debenture or thereafter created, incurred, assumed or Guaranteed by Rollins (including all renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing) unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to this Debenture. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include (i) all obligations and liabilities of every kind and nature (including, but not limited to, fees, expenses and indemnities) under the Credit Facility,
     (ii) all obligations and liabilities of every kind and nature (including, but not limited to, fees, expenses and indemnities) in respect of any interest rate swaps or other interest rate hedging product entered into in connection with Indebtedness incurred or to be incurred pursuant to the Credit Facility, and (iii) any renewal, extension, refinancing or rearrangement of any Indebtedness incurred or to be incurred pursuant to the Credit Facility. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) amounts owed (except to banks, insurance companies and other financing institutions and except for obligations under Financing Leases) for goods, materials, services or operating lease rental



                                      A-A-4
     payments in the ordinary course of business or for compensation to employees of Rollins, and (b) any liability for federal, state, provincial, local or other taxes owed or owing by Rollins.

          "Subordinated Obligations" has the meaning specified in Section 5.1.

          "Subsidiary" of a Person means an Affiliate of that Person more than 50% of the aggregate voting power (or of any other form of voting equity interest in the case of a Person that is not a corporation) of which is beneficially owned by that Person directly or indirectly through one or more other Persons.

          "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system used to determine the Closing Price.

          "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S. Code ss.77aaa-77bbbb).

          1.2 Interpretation. Capitalized terms defined in this Debenture are equally applicable to both their singular and plural forms. References to a designated "Section" refers to a Section of this Debenture, unless otherwise specifically indicated. In this Debenture, "including" is used only to indicate examples, without limitation to the indicated examples, and without limiting and generally which precedes it.

     2. Interest Rate; Default Rate. From (and including) the date of this Debenture through (but not including) the earlier of the Maturity Date or the date the maturity of this Debenture is accelerated pursuant to Section 9.1, interest shall accrue on the unpaid principal balance of this Debenture at an annual fixed rate equal to 5% per annum. All past due principal and interest shall accrue interest at the Default Rate from (and including) the day after the date such principal or interest is payable hereunder through (but not including) the date of payment. Interest will be calculated on the basis of the actual number of days elapsed over a year composed of 365 days (or 366 days, as the case may be).

     3. Payment Terms.  Subject to Section 5:

          3.1 The outstanding principal balance of this Debenture shall be due and payable on the Maturity Date.

          3.2 Rollins shall pay to Laidlaw all accrued interest hereunder with payments on each of ____________ and ____________ (each, an "Interest Payment Date"), beginning ____________. Unless prohibited under applicable law, during the Mandatory PIK Interest Payment Period, Rollins must, and during the Optional PIK Interest Payment Period, Rollins may at its option, make any payment due hereunder, including any accrued interest or principal, in Common Stock. The number of shares of Common Stock for each such payment shall be equal to the dollar amount in accrued interest or principal due divided by the Current Market Price as of the date such payment is due.

          3.3 Each payment or prepayment made in cash hereunder shall be made in accordance with Laidlaw's reasonable instructions. Each other payment or prepayment made in Common Stock shall be made in accordance with Laidlaw's reasonable instructions.

          3.4 Any payment or action that is due hereunder on a day which is not a Business Day shall be deferred until the next succeeding Business Day (but interest shall continue to accrue on any applicable payment until such payment is made).

     4. Optional Redemption.

          4.1 This Debenture may not be redeemed or prepaid, in whole or in part, before the fifth anniversary of the date hereof.

          4.2 On and after the fifth anniversary of the date hereof, Rollins shall have the right and option (the "Section 4.2 Prepayment Option") to redeem and prepay this Debenture, in whole or in part, only in cash, on the terms and subject to the conditions of this Section 4.2; provided, however, that Rollins can exercise the Section 4.2 Prepayment Option only in the event the last



                                      A-A-5
     reported sales price of the Common Stock, as reported by the New York Stock Exchange, equals or exceeds 120% of the Conversion Price for a period of at least 10 consecutive Trading Days. Rollins may exercise this Section 4.2 Prepayment Option by giving the holder of this Debenture written notice (the "Section 4.2 Prepayment Notice") of its election to exercise the
     Section 4.2 Prepayment Option and by specifying in the Section 4.2 Prepayment Notice the date on which Rollins will prepay this Debenture pursuant to this Section 4.2 (the "Section 4.2 Prepayment Date") and the principal amount of this Debenture to be prepaid. This Section 4.2 Prepayment Date shall be at least 10 Business Days, and not more than 20 Business Days, after the date of the Section 4.2 Prepayment Notice. Upon the Section 4.2 Prepayment Date, Rollins shall prepay this Debenture to the extent specified in the Section 4.2 Prepayment Notice, by payment of an amount equal to the principal amount of the Debenture identified in the
     Section 4.2 Prepayment Notice.

     5. Subordination.

          5.1 The Indebtedness evidenced by, and all obligations in respect of, this Debenture and the payment of principal of, premium and interest, if any, on and all other obligations in respect of, this Debenture (collectively, the "Subordinated Obligations") are expressly subordinate to all Senior Indebtedness to the extent and in the manner set forth herein. For purposes hereof, the term "subordinate" means that, unless and until the Senior Indebtedness has been indefeasibly paid in full in cash, Laidlaw will not have the right under any circumstances to, and will not, take, demand, commence any suit or any other proceeding for collection, pursue any other judicial or non-judicial remedy or receive from Rollins or any of its Subsidiaries or Affiliates, and Rollins will not and will not permit any of its Subsidiaries or Affiliates to, make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or on account of the Subordinated Obligations; provided, however, that at any time, Rollins shall make, and Laidlaw may receive, and Laidlaw may commence any suit or other proceeding for collection of, scheduled payments of principal or interest on this Debenture in accordance with the terms hereof.

          5.2 Upon any payment or distribution of any kind or character to creditors of Rollins (whether in cash, property or securities) in (i) a total or partial liquidation, winding up or dissolution of Rollins (whether voluntarily or involuntarily) or (ii) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Rollins or its property, or an assignment for the benefit of creditors or any marshaling of Rollins' assets and liabilities (any of the foregoing in clauses (i) and (ii) being referred to herein as a "Bankruptcy or Insolvency Proceeding"), the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all the principal of, interest on and other amounts payable in respect of such Senior Indebtedness (including interest accruing after the commencement of any such proceeding at the rate specified in the agreements or instruments creating or evidencing the applicable Senior Indebtedness and whether or not such interest is an allowed or allowable claim under applicable law) before Laidlaw will be entitled to receive any payment with respect to this Debenture (whether in cash, property or securities); and until all obligations with respect to Senior Indebtedness are indefeasibly paid in full in cash, any distribution received by Laidlaw or to which Laidlaw would be entitled shall be paid over or made to the holders of Senior Indebtedness. Upon the occurrence of any Bankruptcy or Insolvency Proceeding relating to Rollins, the holders of Senior Indebtedness are authorized and empowered to (a) demand, sue for, collect and receive every payment or distribution on account of the Subordinated Obligations payable or deliverable in connection with such event or proceeding and give acquittance therefor, and (b) file claims and proofs of claim in any statutory or non-statutory proceeding and take such other actions as may be necessary or desirable for the enforcement of the subordination provisions of this Debenture. Promptly after taking any action provided in clauses (a) or (b) above, Rollins shall give written notice therefore to the holder of this Debenture; provided, however, that failure to give such notice shall in no event affect the validity of any action so taken.

          5.3 In the event that, notwithstanding the occurrence of any of the events described in Sections 5.1 and 5.2, any such payment or distribution of assets of Rollins of any kind or



                                      A-A-6
     character, whether in cash, property or securities, shall be received by the holder of this Debenture which is not permitted hereby, such payment or distribution shall be held in trust for the ratable benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness.

          5.4 The holders of Senior Indebtedness shall have no duty or obligation to the holder of this Debenture in any manner whatsoever and may, at any time and from time to time, in their sole discretion, without the consent of or notice to the holder of this Debenture and without impairing or releasing any rights of the holders of Senior Indebtedness or any of the obligations of the holder of this Debenture hereunder, take any or all of the following actions:

             5.4.1 change the amount, manner, place, terms of payment or interest rate, change or extend the time of payment of, or renew or alter, any of the Senior Indebtedness, or amend, supplement or waive any of the terms of any instrument or agreement now or hereafter executed pursuant to which any of the Senior Indebtedness is issued or incurred;

             5.4.2 sell, exchange, release, surrender, relend, realize upon or otherwise deal with any manner and in any order, any property (or the income, revenues, profits or proceeds therefrom) by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, any Senior Indebtedness;

             5.4.3 release any Person liable in any manner for the payment or collection of the Senior Indebtedness;

             5.4.4 exercise or refrain from exercising any rights or remedies against Rollins or others, or otherwise act or refrain from acting or, for any reason, fail to file, record or otherwise perfect any security interest in or lien on any property of Rollins or any other Person; and

             5.4.5 apply any sums received by the holders of Senior Indebtedness, by whomsoever paid and however realized, to payment of the Senior Indebtedness in such manner as the holders of Senior Indebtedness, in their sole discretion, may deem appropriate.

          5.5 Laidlaw and any future holder of this Debenture, by acceptance of this Debenture, agree to provide to any holder of Senior Indebtedness, at any time and from time to time, upon the written request of Rollins or such holder of Senior Indebtedness, an agreement signed by Laidlaw or such future holder of this Debenture addressed to the holder of such Senior Indebtedness in substantially the form of, and on substantially the terms set out in, Exhibit A, attached hereto, to the effect that such holder is a holder of Senior Indebtedness, that the holder or holders of such Senior Indebtedness are entitled to the benefits of Sections 5, 6 and 12 of this Debenture and that the holder or holders of such Senior Indebtedness may enforce the terms and provisions thereof to the same extent Rollins would be able to do so, provided, however, that prior to furnishing such agreement, Laidlaw has received from Rollins or such holder such information as Laidlaw may reasonably request demonstrating to Laidlaw's reasonable satisfaction that such holder is a holder of Senior Indebtedness. Laidlaw, and each subsequent holder of this Debenture, by acceptance of this Debenture, irrevocably appoints Rollins (with full power of substitution) as its agent and attorney in fact (which appointment is coupled with an interest and shall be irrevocable so long as any Senior Indebtedness is outstanding) to execute and deliver on behalf and in the name of Laidlaw or such holder, as the case may be, an agreement in substantially the form of, and on substantially the terms set out in, Exhibit A, attached hereto, in favor of each such holder of Senior Indebtedness and to take such further action as may be necessary or appropriate to effectuate the subordination as provided herein. Promptly after exercise of any such power, Rollins will give written notice thereof to the holder of the Debenture; provided, however, that failure to give such notice shall in no event affect the validity of any power so exercised.

          5.6 If a Default shall have occurred and be continuing (other than a Default pursuant to Section 8.2 or 8.3) and the holder of this Debenture elects to accelerate this Debenture pursuant to Section 9, Laidlaw shall give the Representative under the Credit Facility 30 days' prior written notice before accelerating this Debenture, which notice shall state that it is a "Notice of Intent to



                                      A-A-7

     Accelerate"; provided, however, that Laidlaw shall not be required to give such notice if at such time payment of any Indebtedness incurred pursuant to the Credit Facility shall have been accelerated. If payment of this Debenture is accelerated because of a Default, the holder shall promptly notify the Representatives under the Designated Senior Indebtedness and the holders of all other Senior Indebtedness of the accelerations.

          5.7 Until all Senior Indebtedness has been indefeasibly paid in full in cash, the holders of this Debenture shall not be entitled to assert, enforce or otherwise exercise any right of subrogation against Rollins or any other Person obligated on the Subordinated Obligations. After all Senior Indebtedness has been indefeasibly paid in full in cash, and until the Subordinated Obligations have been so paid in full, the holder of this Debenture shall be subrogated to the rights of the holders of Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Section 5 to holders of Senior Indebtedness which otherwise would have been made to the holder of this Debenture is not, as between Rollins and the holder of this Debenture, a payment by Rollins on Senior Indebtedness.

          5.8 This Section 5 defines the relative rights of the holder of this Debenture and holders of Senior Indebtedness. Nothing in this Debenture shall:

             5.8.1 impair, as between Rollins and such holder, the obligation of Rollins, which is absolute and unconditional, to pay principal of and premium and interest, if any, on this Debenture in accordance with its terms; or

             5.8.2 except as otherwise set forth in this Section 5, prevent the holder of this Debenture from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to such holder.

     6. No Impairment. Section 5, this Section 6, the proviso to Section 9.1, and Section 12 (and all defined terms used in such Sections) shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness. Such provisions are made for the benefit of the holders from time to time of Senior Indebtedness, and such Persons are conclusively presumed to have relied upon such provisions. Such holders are made obligees hereunder, and they or each of them may enforce such provisions. No right of any present or future holder of any Senior Indebtedness to enforce the subordination or other provisions referred to in this Section 6 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Rollins or Laidlaw, or by any non-compliance by Rollins or Laidlaw with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof any such holder may have or otherwise be charged with. Section 5, this Section 6 and the subordination and other provisions referred to in this Section 6 may not be amended or modified in any manner which might terminate or impair the subordination or such other provisions except with the prior written consent of the Representatives of all the Designated Senior Indebtedness.

     7. Conversion of Debenture.

          7.1 Conversion Rights. Subject to and upon compliance with the provisions of this Section 7, the Debenture is convertible, in whole or in part, at the option of the holder at any time on and after the fifth anniversary of the date hereof, and on or prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the date of repayment of the Debenture, whether at maturity or upon redemption, into that number of fully paid and nonassessable shares of Common Stock which shall be equal to the quotient of the outstanding aggregate principal amount of the Debenture divided by the Conversion Price (calculated as to each conversion to the nearest 1/100th of a share), subject to adjustment as described in this
     Section 7. In case the Debenture or portion thereof is called for redemption, such conversion right in respect of the Debenture or portion so called shall expire at 5:00 p.m. (New York City time) on the Business Day immediately preceding the corresponding redemption date, unless the Company defaults in making the payment due upon redemption.



                                      A-A-8

          7.2 Conversion Procedures.

             7.2.1 In order to convert all or a portion of the Debenture, Laidlaw shall deliver to Rollins an irrevocable Notice of Conversion setting forth the principal amount of the Debenture to be converted, together with the name or names, if other than Laidlaw, in which the shares of Common Stock should be issued upon conversion (the "Notice of Conversion").

             7.2.2 Subject to any right of Laidlaw to receive interest as provided in Section 2 and 3.2, Rollins's delivery upon conversion of the fixed number of shares of Common Stock into which the Debenture is convertible (together with the cash payment, if any, in lieu of fractional shares) shall be deemed to satisfy the Rollins's obligation to pay the principal amount of the portion of the Debenture so converted and any unpaid interest accrued on such Debenture at the time of such conversion.

             7.2.3 No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof, Rollins shall pay a cash adjustment in an amount equal to the same fraction of the last reported sale price of such fractional interest on the date on which the Debenture was duly surrendered for conversion, or, if such day is not a Trading Day, on the next Trading Day.

             7.2.4 In the event of the conversion of the Debenture in part only, a new Debenture for the unconverted portion thereof will be issued in the name of Laidlaw.

          7.3. Conversion Price Adjustments. The Conversion Price shall be subject to adjustment (without duplication) from time to time as follows:

             7.3.1 In case Rollins shall, while the Debenture or any portion thereof is outstanding, (i) pay a dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of Rollins, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Debenture, or any portion thereof, thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of Rollins which it would have owned immediately following such action had the Debenture or such portion thereof been converted immediately prior thereto. An adjustment made pursuant to this Section 7.3.1 shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in case of a subdivision, combination or reclassification (or immediately after the record date if a record date shall have been established for such event). If, as a result of an adjustment made pursuant to this Section 7.3.1, Laidlaw shall become entitled to receive shares of two or more classes or series of capital stock of Rollins, the Board (whose determination shall be conclusive and shall be described in a resolution of the Board) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes or series of capital stock.

             7.3.2 In case Rollins shall, while the Debenture or any portion thereof, is outstanding, issue rights or warrants to all holders of the Common Stock entitling them (for a period expiring within 45 days after the record date mentioned in this Section 7.3.2) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on such record date, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding



                                      A-A-9
        on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. For the purposes of this subsection, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Rollins. Rollins shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of Rollins. In case any rights or warrants referred to in this subsection in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the same shall have been distributed or issued by Rollins, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

             7.3.3 Subject to the last sentence of this Section 7.3.3, in case Rollins shall, by dividend or otherwise, distribute to holders of Common Stock evidences of its Indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in Section 7.3.2, any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 7.3.1), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this Section 7.3.3 by a fraction of which the numerator shall be the Current Market Price on the date fixed for the payment of such distribution (the "Reference Date") less the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board), on the Reference Date, of the portion of the evidences of Indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not occurred. If the Board determines the fair market value of any distribution for purposes of this Section 7.3.3 by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share of Common Stock. For purposes of this Section 7.3.3, any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (i) a dividend or distribution of the evidences of Indebtedness, shares of capital stock, cash or assets other than such shares of Common Stock or such rights or warrants (making any Conversion Price reduction required by this Section 7.3.3) immediately followed by
        (ii) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further Conversion Price reduction required by Section 7.3.1 or 7.3.2), except (a) the Reference Date of such dividend or distribution as defined in this Section 7.3.3 shall be substituted as (I) "the record date in the case of a dividend or other distribution," and (II) "the record date for the determination of stockholders entitled to receive such rights or warrants" and (III) "the date fixed for such determination" within the meaning of Sections 7.3.1 and 7.3.2 and (b) any shares of Common Stock included in such dividend or distribution shall not be deemed outstanding for purposes of computing any adjustment of the Conversion Price in Section 7.3.1.

             7.3.4 In case Rollins shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding any cash distribution referred to in Section 7.3.3) to all holders of Common Stock in an aggregate amount that, together with (i) all other cash distributions (excluding any cash distributions referred to in Section 7.3.3) made within the 12 months preceding such distribution and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by Rollins or a Subsidiary of Rollins for



                                     A-A-10
        the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of Rollins's market capitalization (being the product of the current market price multiplied by the number of shares of Common Stock then outstanding (current market price per share shall be determined on the Trading Day immediately preceding the date of declaration of such dividend)), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this Section 7.3.4 by a fraction of which the numerator shall be the Current Market Price on the date fixed for the payment of such distribution less the amount of cash so distributed and not excluded as provided applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that Laidlaw shall have the right to receive upon conversion the amount of cash Laidlaw would have received had Laidlaw converted the Debenture immediately prior to the record date for the distribution of the cash. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

             7.3.5 In the case of a tender offer by Rollins or any Subsidiary of Rollins for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in respect of any tender offer consummated by Rollins or a Subsidiary of Rollins for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (ii) the aggregate amount of all cash distributions (excluding any cash distributions referred to in Section 7.3.3) to all holders of Common Stock within the twelve months preceding the consummation of such tender offer, exceeds 12.5% of Rollins's market capitalization (being the product of the Current Market Price multiplied by the number of shares of Common Stock then outstanding at the date of consummation of such tender offer), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this Section 7.3.5 by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered shares) multiplied by the closing price per share of the Common Stock on the Trading Day next succeeding the last time tenders may be made pursuant to such tender offer (as it shall have been amended) (the "Expiration Time") and the denominator shall be the sum of (a) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (b) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the closing bid price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

             7.3.6 Rollins may make at its option such reductions in the Conversion Price, in addition to those required by Sections 7.3.1 through 7.3.5, as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. Rollins from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period, and the Board shall have made a determination that such reduction would be in the best interest of Rollins, which



                                     A-A-11
        determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, Rollins shall mail to Laidlaw a notice of the reduction at least 15 days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect and, in reasonable detail, the facts supporting such reduced Conversion Price.

             7.3.7 No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 7.3.7 are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required.

             7.3.8 If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to Laidlaw.

          7.4 Reclassification, Consolidation, Merger or Sale of Assets.

             7.4.1 In the event that Rollins shall be a party to any transaction or series of transactions constituting a Fundamental Change, including, without limitation, (i) any recapitalization or reclassification of Common Stock (other than a change in par value or as a result of a subdivision or combination of Common Stock), (ii) any consolidation of Rollins with, or merger of Rollins into, any other Person, any merger of another Person into Rollins (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (iii) any sale or transfer of all or substantially all of the assets of Rollins or (iv) any compulsory share exchange pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property or assets, then appropriate provision shall be made as part of the terms of such transaction or series of transactions so that Laidlaw shall have the right thereafter to convert such Debenture only into (a) if any such transaction does not constitute a Common Stock Fundamental Change, the kind and amount of the securities, cash or other property or assets that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after, in the case of a Non-Stock Fundamental Change, giving effect to any adjustment in the Conversion Price required by the provisions which follow in Sections 7.4.3.1 and (b) in the case of a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions which follow in Section 7.4.3.2. The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Common Stock, as the case may be, shall enter into a supplemental debenture with Laidlaw, satisfactory in form to Laidlaw and executed and delivered to Laidlaw, the provisions of which shall establish such right and provide for adjustments which, for events subsequent to the effective date of such supplemental debenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive recapitalizations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

             7.4.2 Notwithstanding any other provisions in this Section 7 to the contrary, if any Fundamental Change occurs, then the Conversion Price in effect will be adjusted immediately following such Fundamental Change as described below in Section 7.4.3. In addition, in the event of a Common Stock Fundamental Change, the Debenture shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change as more specifically provided below in Section 7.4.3.



                                     A-A-12

             7.4.3 For purposes of calculating any adjustment to be made pursuant to this Section 7 in the event of a Fundamental Change, immediately following such Fundamental Change (and for such purposes a Fundamental Change shall be deemed to occur on the earlier of (i) the occurrence of such Fundamental Change and (ii) the date, if any, fixed for determination of shareholders entitled to receive the cash, securities, property or other assets distributable in such Fundamental Change to holders of the Common Stock):

                 7.4.3.1 in the case of a Non-Stock Fundamental Change, the
            Conversion Price per share of Common Stock shall be the lower of (i) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 7, and (ii) the Applicable Price; and

                 7.4.3.2 in the case of a Common Stock Fundamental Change, the
            Conversion Price per share of Common Stock shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to this Section 7, multiplied by a fraction, the numerator of which is the Purchaser Stock Price and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (i) 100% of the value of the consideration received by a holder of Common Stock (subject to certain limited exceptions) is shares of common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such shares of common stock resulting from such Common Stock Fundamental Change) and (ii) all of the Common Stock shall have been exchanged for, converted into or acquired for shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Price per share of Common Stock immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

             7.4.4 In determining the amount and type of consideration received by a holder of Common Stock in the event of a Fundamental Change, consideration received by a holder of Common Stock pursuant to a statutory right of appraisal will be disregarded.

          7.5 Other Events. Upon the occurrence of any event similar to or having the same economic effect on the Conversion Price as those events specified in Sections 7.3 and 7.4, the Board shall make an appropriate reduction in the Conversion Price.

          7.6 Notice of Adjustments of Conversion Price. Whenever the Conversion Price is adjusted as herein provided, Rollins shall compute the adjusted Conversion Price and shall prepare a certificate signed by the chief financial officer or the treasurer of Rollins setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be delivered to Laidlaw.

          7.7 Prior Notice of Certain Events.  In case:

             7.7.1 Rollins shall (i) declare any dividend (or any other distribution) on its Common Stock, other than (a) a dividend payable in shares of Common Stock or (b) a dividend payable in cash that would not require an adjustment pursuant to Section 7.3.3 or 7.3.4, or (ii) authorize a tender or exchange offer that would require an adjustment pursuant to Section 7.3.5;

             7.7.2 Rollins shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants;



                                     A-A-13

             7.7.3 of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which Rollins is a party and for which approval of any stockholders of Rollins shall be required, or of the sale or transfer of all or substantially all of the assets of Rollins or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

             7.7.4 of the voluntary or involuntary dissolution, liquidation or winding up of Rollins; then Rollins shall cause to be mailed to Laidlaw, at least 15 days prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

             7.8 Dividend or Interest Reinvestment Plans.Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of Rollins and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of Rollins or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Debenture was first issued, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by Rollins to which any of the adjustment provisions described above applies. There shall also be no adjustment of the Conversion Price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of Rollins except as specifically described in this Section 7.

             7.9 Certain Additional Rights. In case Rollins shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in Section 7.3.3 or 7.3.4 (including, without limitation, dividends or distributions referred to in the last sentence of Section 7.3.3), Laidlaw, upon the conversion of the Debenture subsequent to 5:00 p.m. (New York City time) on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the Conversion Price adjustment in respect of such distribution, shall also be entitled to receive for each share of Common Stock into which the Debenture is converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that, at the election of Rollins (whose election shall be evidenced by a resolution of the Board), Rollins may, in lieu of distributing to Laidlaw any portion of such distribution not consisting of cash or securities of Rollins, pay Laidlaw an amount in cash equal to the fair market value thereof (as determined in good faith by the Board whose determination shall be conclusive and described in a resolution of the Board). If any conversion of the Debenture described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which Laidlaw is entitled to receive in accordance with the immediately preceding sentence, Rollins may elect (such election to be evidenced by a resolution of the Board) to distribute to Laidlaw a due bill for the shares of Common Stock, rights, warrants, evidences



                                     A-A-14
        of indebtedness, shares of capital stock, cash or assets to which Laidlaw is so entitled, provided that such due bill (i) meets any applicable requirements of the New York Stock Exchange or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets no later than the date of payment or delivery thereof to holders of shares of Common Stock receiving such distribution.

     8. Events of Default. "Default" or "Event of Default" mean the occurrence of one or more of the following:

          8.1 Payment. Rollins fails to pay the outstanding principal or accrued interest amount due on this Debenture on the Maturity Date or any Interest Payment Date, respectively.

          8.2 Voluntary Bankruptcy. Rollins (i) files a petition initiating a voluntary Bankruptcy or Insolvency Proceeding, (ii) seeks, consents to, or does not contest the appointment of a receiver or trustee for itself for all or any substantial part of its property, (iii) is voluntarily adjudicated a bankrupt or insolvent, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability to pay its debts as they mature.

          8.3 Involuntary Bankruptcy. A petition filed against Rollins seeking to initiate a Bankruptcy or Insolvency Proceeding and such petition is not dismissed within 180 days after being filed, or a court of competent jurisdiction enters an order, judgment or decree appointing a receiver or trustee for Rollins, or for all or substantially all of its property, and such order, judgment or decree is not discharged or stayed within 180 days after its entry.

          8.4 Acceleration of Other Indebtedness. An event of default occurs and is continuing under the Credit Facility and, as a result thereof, the Indebtedness outstanding pursuant to the Credit Facility is accelerated; provided, however, that in the event the holders of such Indebtedness elect to waive such event of default or to otherwise de-accelerate such Indebtedness, no Default shall subsist hereunder.

     9. Remedies of Laidlaw. Upon the occurrence and during the continuance of a Default, Laidlaw shall have the following rights:

          9.1 Acceleration. Subject to the provisions of Section 5 hereof, Laidlaw may, at its option, declare the entire principal balance of this Debenture, together with the accrued and unpaid interest thereon, immediately due and payable without notice of Default, notice of intent to accelerate, notice of acceleration, or any other notice, presentment, protest, demand or action of any kind or nature whatsoever (each of which is hereby expressly waived by Rollins), whereupon the entire Indebtedness under this Debenture shall become immediately due and payable, provided, however, that no such acceleration (except for an acceleration upon the occurrence of a Default specified in Section 8.4) shall be effective or of any force whatsoever and the holder of this Debenture may not take any action against Rollins with respect to a Default hereunder if made during a Blockage Period, or if such acceleration would result in a Blockage Period; provided further,that in the event the Indebtedness under this Debenture is accelerated upon the occurrence of a Default specified in Section 8.4 and the holders of the Indebtedness outstanding pursuant to the Credit Facility elect to waive the event of Default giving rise to the acceleration thereunder or otherwise elect to de-accelerate such Indebtedness, Laidlaw shall de-accelerate the obligations hereunder.

          9.2 Other Rights. Except as otherwise modified hereby, Laidlaw shall have all rights and remedies available at law or equity and the same (i) shall be cumulative and concurrent, (ii) may be pursued separately, successively, or concurrently against Rollins, (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Rollins that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right or remedy, and (iv) are intended to be, and shall be, nonexclusive.



                                     A-A-15

     10. Consolidation, Merger, Conveyance, Transfer or Lease.

          10.1 Rollins May Consolidate, Etc., Only on Certain Terms. Rollins shall not consolidate with or merge with or into any other Person, or directly or indirectly, convey, transfer or lease all or substantially all of its properties and assets on a consolidated basis to any Person, unless:

             10.1.1 the Person formed by such consolidation or into which Rollins is merged or the Person which acquires by conveyance, transfer or lease, all or substantially all of the properties and assets of Rollins on a consolidated basis shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplement hereto in form reasonably satisfactory to Laidlaw, the due and punctual payment of the principal of (and premium, if any) and interest on the Debenture and the performance or observance of every covenant of this Debenture on the part of Rollins to be performed or observed and shall have provided for conversion rights in accordance with Section 7;

             10.1.2 immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Rollins or a Subsidiary as a result of such transaction as having been incurred by Rollins or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

             10.1.3 Rollins has delivered to Laidlaw an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental debenture is required in connection with such transaction, such supplemental debenture, comply with this Section 10 and that all conditions precedent hereto provided for relating to such transaction have been complied with.

          This Section 10 shall only apply to a merger or consolidation in which Rollins is not the surviving corporation and to conveyances, leases and transfers by Rollins as transferor or lessor.

          10.2 Successor Substituted. Upon any consolidation of Rollins with, or merger of Rollins into, any other Person or any conveyance, transfer or lease of all or substantially all the properties and assets of Rollins on a consolidated basis in accordance with Section 10.1, the successor Person formed by such consolidation or into which Rollins is merged or to which such conveyance, transfer or lease is made shall succeed to, be substituted for and may exercise every right and power of Rollins under this Debenture with the same effect as if such successor Person had been named as Rollins herein, and thereafter the predecessor Person shall be relieved of all obligations and covenants under this Debenture.

     11. Indenture.

          11.1 Indenture. Upon a written request by Laidlaw delivered to Rollins, Rollins shall enter into an indenture or indentures for the purpose of publicly registering the Debenture, adding any provisions to or changing in any manner or eliminating any of the provisions of this Debenture or of modifying in any manner the rights of Laidlaw under this Debenture.

          11.2 Conformity with Trust Indenture Act. Every indenture executed pursuant to this Section 11 shall conform to the requirements of the Trust Indenture Act.

          11.3 Reference in Securities to Supplemental Indenture. Securities authenticated and delivered after the execution of any indenture pursuant to this Section 11, may, and shall if required by the trustee, bear a notation in form approved by the trustee as to any matter provided for in such indenture. If Rollins shall so determine, new securities so modified as to conform, in the opinion of the trustee and Rollins, to any such indenture may be prepared and executed by Rollins and authenticated and delivered by the trustee in exchange for the Debenture.



                                     A-A-16

     12. Covenants, Representations and Warranties.

          12.1 Payment of Principal and Interest. Rollins will duly and punctually pay the principal of (and premium, if any) and interest on the Debenture, if any, in accordance with the terms of this Debenture.

          12.2 Maintenance of Office or Agency. Rollins will maintain in the United States an office or agency where the Debenture may be presented or surrendered for payment, where the Debenture may be surrendered for registration of transfer or exchange and where notices and demands to or upon Rollins in respect of the Debenture may be served. Rollins will give prompt written notice to Laidlaw of the location, and any change in the location, of such office or agency.

          Rollins may also from time to time designate one or more other offices or agencies (in the United States) where the Debenture may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve Rollins of its obligation to maintain an office or agency in the United States for such purposes. Rollins will give prompt written notice to Rollins of any such designation or rescission and of any change in the location of any such other office or agency.

          12.3 Limitation on Dividends. Rollins covenants that so long as the Debenture is outstanding, if there shall have occurred and be continuing any event that with the giving of notice or the lapse of time or both, would constitute an Event of Default, then Rollins shall (i) not declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (a) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by Rollins of its obligations under any employee benefit plans or the satisfaction by Rollins of its obligations pursuant to any contract or security requiring Rollins to purchase shares of Common Stock, (b) as a result of a reclassification of Rollins' capital stock or the exchange or conversion of one class or series of Rollins' capital stock for another class or series of capital stock, (c) the purchase of fractional interests in shares of Rollins' capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (d) stock dividends paid by Rollins where the dividend stock is the same stock as that on which the dividend is paid), (ii) not make any payment of interest on or principal of (or premium, if any, on) or repay, repurchase or redeem any debt securities (including guarantees) issued by Rollins that rank pari passu with or junior to the Debenture and (iii) not make any Guarantee payments with respect to the foregoing.

          12.4 Reservation of Stock. Rollins shall have reserved a sufficient number of shares of Common Stock initially issuable upon conversion of the Debenture and issuable during the Mandatory PIK Interest Payment Period and the Optional PIK Interest Payment. All such shares of Common Stock, when issued, shall be fully paid and non-assessable.

     13. Non-Business Days. If the date on which any action (including the delivery of notices) to be taken under this Debenture is to occur falls on a day which is not a Business Day, such action will be deemed timely taken if taken on the first Business Day following.

     14. Notices. All notices or other communications which are required or may be given under this Debenture shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telecopier (with receipt confirmed) to a party at the address or telecopy number, as applicable, set forth below (as any such address or telecopier number may be changed from time to time by notice similarly given):



                                     A-A-17

          (i) if to Laidlaw, to:

                Laidlaw Transportation, Inc.
                3221 North Service Road
                Burlington, Ontario
                Canada L7R 3Y8
                Attention: Ivan R. Cairns
                Telecopy No.: (905) 332-6550

          (ii) if to Rollins, to:

                Rollins Environmental Services, Inc.
                One Rollins Plaza
                2200 Concord Pike
                Wilmington, Delaware 19803
                Attention: General Counsel
                Telecopy No.: (302) 426-3555

     15. Entire Agreement. This Debenture and its Exhibits upon their execution and delivery as herein provided will constitute the entire agreement, and supersede all of the prior agreements and undertakings, both written and oral among the parties, or any of them, with respect to the subject matter of this Debenture.

     16. Transfer Restriction. This Debenture may not be sold, assigned, transferred, pledged or hypothecated in any manner, directly or indirectly, by Laidlaw or any other holder except to (i) any Affiliate of Laidlaw or (ii) any Person not an Affiliate of Laidlaw if such transfer is of at least $50 million in principal amount provided, however, in each case the assignee, transferee, pledgee or hypothecatee has agreed in writing to be bound by the provisions of this Debenture applicable to Laidlaw, including but not limited to the provisions of Section 5 hereof.

     17. Counterparts. This Debenture may be executed in counterparts which together shall constitute a single agreement.

     18. Governing Law; Jurisdiction. This Debenture and the rights and obligations of the parties created hereby shall be governed by the internal laws of the State of Delaware without regard to its conflict of law rules. The parties irrevocably consent to the non-exclusive jurisdiction of the courts of the State of Delaware in connection with any dispute between or among them arising under this Debenture.

     19. Severability of Provisions. If a provision of this Debenture or its application to any Person or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Debenture, shall not be affected.

     20. Specific Performance. Each Party agrees that one or more other parties would be irreparably damaged if any provision of this Debenture were not performed in accordance with its specific terms or was otherwise breached. Therefore, the parties agree that each party shall be entitled to an injunction or injunctions to prevent breaches of this Debenture or any of its provisions and to specifically enforce this Debenture, its terms and provisions in any action instituted in the courts of the State of Delaware subject matter jurisdiction, in addition to any other remedy to which a party may be entitled, at law or in equity.

     21. Joint Drafting. This Debenture and its Exhibit have been jointly drafted by the parties and their counsel. Neither this Debenture nor its Exhibit shall be construed against any party based on its authorship.

     22. Captions. The article and section headings in this Debenture are for convenience only, and shall not affect the meaning or interpretation of this Debenture.



                                     A-A-18

     NOTICE: THE RIGHTS AND OBLIGATIONS OF ROLLINS AND LAIDLAW SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN ROLLINS AND LAIDLAW ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS DEBENTURE (AS AMENDED IN WRITING FROM TIME TO TIME) REPRESENTS THE FINAL AGREEMENT BETWEEN ROLLINS AND LAIDLAW AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS ORAL AGREEMENTS BY ROLLINS AND LAIDLAW. THERE ARE NO UNDERWRITTEN ORAL AGREEMENTS BETWEEN ROLLINS AND LAIDLAW.

                                      ROLLINS ENVIRONMENTAL SERVICES, INC.
                                      a Delaware corporation

                                      By:
                                          -------------------------------------
                                          President and Chief Executive Officer

Agreed and Accepted:

LAIDLAW TRANSPORTATION, INC.
a Delaware corporation

By:
   -----------------------------------

Name:
     ---------------------------------


Title:
      --------------------------------



                                     A-A-19

                                                                       EXHIBIT A
                                                          to the 5% Subordinated
                                                         Convertible Pay-In-Kind
                                                    Debenture Due 2009 Issued by
                                            Rollins Environmental Services, Inc.
                                        in favor of Laidlaw Transportation, Inc.

                                     [DATE]

- ------------------------------------------

- ------------------------------------------

- ------------------------------------------

Gentlemen:

     Reference is made to the 5% Subordinated Convertible, Pay-In-Kind Debenture Due 2009 dated _________, 1997 (the "Subordinated Debenture"), in the original principal amount of $350 million issued by Rollins Environmental Services, Inc., a Delaware corporation ("Rollins"), in favor of Laidlaw Transportation, Inc., a Delaware corporation, and the [DESCRIBE SENIOR INDEBTEDNESS] (the "Subject Indebtedness"), being issued contemporaneously herewith by Rollins in favor of [IDENTITY OF HOLDER OF HOLDERS OF SUBJECT INDEBTEDNESS] (whether one or more, the "Senior Creditor"). Hereinafter, capitalized words and phrases used herein which are defined in the Subordinated Debenture are used herein as therein defined.

     The undersigned (the "Subordinated Creditor") hereby represents and warrants to the Senior Creditor that the Subordinated Creditor is the owner and holder of the Subordinated Debenture and that the Subordinated Creditor is entitled to make the agreements herein contained. The Subordinated Creditor hereby acknowledges and agrees that the principal of, premium, if any, interest on (including interest that, but for the filing of a petition initiating any Bankruptcy or Insolvency Proceeding would accrue on such obligations at the time provided in the agreements or instruments creating or evidencing the respective obligations, whether or not such claim is allowed in such Bankruptcy or Insolvency Proceeding) and all other amounts of every kind or nature (including, but not limited to, fees, indemnities and expenses and any interest rate swaps or other interest rate hedging products entered into in connection with the Subject Indebtedness) due or in connection with the Subject Indebtedness, whether outstanding on the date hereof or hereafter created, incurred, assumed, guaranteed or in effect guaranteed by Rollins (including all renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing) are in all respects Senior Indebtedness, that the Senior Creditor (and any other Person who from time to time is a holder of the Subject Indebtedness) is entitled to the benefits of Sections 5, 6 and 12 of the Subordinated Debenture and that the Senior Creditor (and any other Person who from time to time is a holder of the Subject Indebtedness) may enforce the terms and provisions of the Subordinated Debenture to the same extent that Laidlaw or any other holder of Senior Indebtedness would be able to do so.

     The Subordinated Creditor hereby agrees that the Subordinated Debenture will not be sold, assigned, transferred, pledged or hypothecated in any manner, directly or indirectly, by the Subordinated Creditor, unless the assignee, transferee, pledgee or hypothecatee has agreed in writing to be bound by the provisions of this agreement.

     The Subordinated Creditor has executed this agreement in the space provided below in order to induce the Senior Creditor to advance funds or extend credit to Rollins, and this agreement is intended by the Subordinated Creditor to be binding and enforceable undertaking by the Subordinated Creditor in favor of the Senior Creditor.



                                     A-A-20

     The rights credited hereby of the Senior Creditor and of any subsequent holder of the Senior Indebtedness will be assigned automatically, and without any further act, by the Senior Creditor or such holder upon any sale, assignment, conveyance or other transfer of all or any part of the Senior Indebtedness to the extent of the interest sold, assigned, conveyed or otherwise transferred, unless and to the extent the Senior Creditor or such holder expressly provides otherwise in the instrument pursuant to which such interest is conveyed.

                                          Very truly yours,

                                          [NAME OF SUBORDINATED CREDITOR]

                                          By:
                                             -----------------------------------

                                          Name:
                                                --------------------------------


                                          Title:
                                                 -------------------------------


Accepted and agreed to as of
the date first above written:

[NAME OF SENIOR CREDITOR]

By:
   -----------------------------------

Name:
     ---------------------------------

Title:
      --------------------------------



                                     A-A-21